As filed with the Securities and Exchange Commission on August 9, 2006

Registration Statement No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OMNICOM GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	12-1514814 (I.R.S. Employer Identification Number)

437 Madison Avenue
New York, NY 10022
(212) 415-3600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

For Co-Registrants, please see the “Table of Co-Registrants” on the following page.

MICHAEL J. O’BRIEN,
ESQ. Secretary and General Counsel
Omnicom Group Inc.
437 Madison Avenue
New York, New York 10022
(212) 415-3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:
MEREDITH BERKOWITZ, ESQ.
Jones Day
222 East 41st Street
New York, New York 10017
(212) 326-3939

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |x|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. |_|

        If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |x|

        If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per security(1)	Proposed maximum aggregate offering price(1)	Amount of Registration Fee

Zero Coupon Zero Yield Convertible Notes due 2038	$ 428,128,000	$971.2	$415,797,914	$44,491(2)

Zero Coupon Zero Yield Convertible Notes due 2033	$ 39,368,000	$971.2	$ 38,234,202	$ 4,066(2)

Common Stock, par value $.15 per share(3)	4,538,778	—	—	—

Guarantee of Zero Coupon Zero Yield Convertible Notes due 2038	(4)	(4)	(4)	(4)

Guarantee of Zero Coupon Zero Yield Convertible Notes due 2033	(4)	(4)	(4)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the bid and asked prices of the notes on the PortalTM System on August 8, 2006 of $971.2 per $1,000 aggregate principal amount of the 2038 notes and $971.2 per $1,000 aggregate principal amount of the 2033 notes.
(2)	$600,000,000 of Zero Coupon Zero Yield Convertible Notes due 2033 were previously registered by Omnicom Group Inc. under Registration Statement No. 333-108611 of which $467,496,000 are being carried over and consolidated into this Registration Statement and the prospectus contained herein pursuant to Rule 429 under the Securities Act of 1933. A registration fee in the amount of $48,108 was previously paid by Omnicom Group Inc. under the foregoing Registration Statement.
(3)	Also being registered are 4,538,778 shares of common stock issuable on conversion of the notes registered hereby and an indeterminate number of shares of common stock issuable in connection with a stock split, stock dividend, recapitalization or similar events for which no additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.
(4)	The guarantees registered hereby relates to Omnicom Group’s guarantee of Omnicom Capital Inc.’s and Omnicom Finance Inc.’s obligations as co-obligor of the $428,128,000 Zero Coupon Zero Yield Convertible Notes due 2038 and $39,368,000 Zero Coupon Zero Yield Convertible Notes due 2033 also being registered hereby. No separate consideration will be received for the guarantee. Pursuant to Rule 457(n), no separate registration fee is required with respect to the guarantee.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Co-Registrants

Name	State of Incorporation	IRS Employer Identification Number
Omnicom Capital Inc.	Connecticut	06-1582649
Omnicom Finance Inc.	Delaware	13-3468626

PROSPECTUS

$467,496,000

OMNICOM GROUP INC.
OMNICOM CAPITAL INC.
OMNICOM FINANCE INC.

$39,368,000 Zero Coupon Zero Yield Convertible Notes due 2033
$428,128,000 Zero Coupon Zero Yield Convertible Notes due 2038

        Omnicom Group Inc. sold $600,000,000 of its Zero Coupon Zero Yield Notes due 2033 in private transactions on June 10, 2003 and June 20, 2003. On November 5, 2003, pursuant to a supplemental indenture to the indenture under which the notes were issued, each of Omnicom Capital Inc., or Omnicom Capital, and Omnicom Finance Inc., or Omnicom Finance, both wholly-owned finance subsidiaries of Omnicom Group Inc., became a co-obligor on the notes jointly and severally with Omnicom Group Inc. Omnicom Group Inc., Omnicom Capital and Omnicom Finance are collectively referred to as the “issuers” in this prospectus. On June 21, 2006, the issuers purchased $132,504,000 of the notes pursuant to the holders’ right to require the issuers to repurchase their notes. On June 30, 2006, the issuers and the trustee entered into a supplemental indenture to (i) extend the maturity date of the notes to July 1, 2038; (ii) extend the contingent cash interest payment dates through June 15, 2038; (iii) extend the holders’ put rights to include June 15, 2033, 2034, 2035, 2036 and 2037; (iv) extend the conversion rights associated with the notes to July 1, 2038; and (v) amend the comparable yield to 7.34%. As a result of this supplemental indenture, the issuers issued $428,128,000 aggregate principal amount of amended notes to the holders of the notes who consented to the amendments. We refer to the amended notes in this prospectus as the “2038 notes,” and we refer to the remaining $39,368,000 aggregate principal amount of notes held by the non-consenting holders in this prospectus as the “2033 notes.” We refer to the 2033 notes and the 2038 notes collectively as the “notes.” Selling securityholders may use this prospectus to resell their notes and the shares of common stock issuable on conversion of notes.

        On June 15, 2033, the maturity date of the 2033 notes, and on July 1, 2038, the maturity date of the 2038 notes, holders will receive the principal amount at maturity of the 2038 notes and 2033 notes, as the case may be, which will be $1,000 per note unless that amount is increased on and after June 15, 2023 as described in this prospectus.

        The notes are also zero-coupon debt securities. However, under some circumstances, contingent cash interest may become payable, as described in this prospectus. The issuers may also elect to voluntarily pay cash interest on the notes at any time, but they are not obligated to do so.

        Holders may convert each $1,000 initial principal amount at maturity into 9.7087 shares of common stock of Omnicom Group Inc. if the conditions for conversion described in this prospectus are satisfied. These conditions were not met as of the date of this prospectus. The conversion rate may be adjusted under limited circumstances. Omnicom Group Inc.’s common stock currently trades on the New York Stock Exchange under the symbol “OMC.” The last reported sale price of Omnicom Group Inc.’s common stock on the New York Stock Exchange was $86.66 per share on August 8, 2006.

        The notes may not be redeemed before June 15, 2010. On or after June 15, 2010, and before June 15, 2033, in the case of the 2033 notes, and before July 1, 2038, in the case of the 2038 notes, the issuers may redeem all or any portion of the notes at any time at the prices described in this prospectus. Holders may require the issuers to purchase all or a portion of their notes on June 15, 2008, 2010, 2013, 2018, 2023 and on each June 15 annually thereafter through and including June 15, 2032, in the case of the 2033 notes, and through and including June 15, 2037, in the case of the 2038 notes. In addition, holders may require the issuers to purchase all or a portion of their notes if Omnicom Group Inc. undergoes a change in control on or before June 15, 2010. If 90% or more of the notes are repurchased, the issuers may redeem all of the remaining notes.

        The notes are the joint and several senior unsecured obligations of Omnicom Group Inc., Omnicom Capital and Omnicom Finance and rank equal in right of payment to all of their respective existing and future senior unsecured indebtedness.

        Omnicom Capital’s and Omnicom Finance’s obligations in respect of the notes are guaranteed by Omnicom Group Inc. The guarantee is a senior unsecured obligation of Omnicom Group Inc. and ranks equal in right of payment to all existing and future senior unsecured indebtedness of Omnicom Group Inc. For United States federal income tax purposes, the notes constitute contingent payment debt instruments. You should read the discussion of selected material United States federal income tax considerations relevant to the notes beginning on page 30.

        Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

        Notes issued in the initial private placements are eligible for trading in the PORTAL System. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL System. The issuers do not intend to list the notes on any other national securities exchange or automated quotation system.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2006

        This prospectus is part of a registration statement on form S-3 that the issuers filed with the SEC using a shelf registration process. Under this shelf process, the selling securityholders named in this prospectus or any prospectus supplement may, from time to time, sell up to $467,496,000 initial principal amount of notes, including the related guarantee, or the 4,538,788 shares of Omnicom Group Inc.’s common stock issuable upon conversion thereof, directly to purchasers in one or more public offerings, or in any of the other ways described under the heading “Plan of Distribution.”

        This prospectus provides you with a general description of the notes, the guarantee and common stock which the selling securityholders may sell. Each time a selling securityholder offers to sell any of the notes or shares of Omnicom Group Inc.’s common stock, such holder will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of the risks relating to the offering, to the extent those terms are not described in this prospectus. Prospectus supplements may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before investing in the offered securities.

        The issuers have not, and the selling securityholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. The business, financial condition, results of operations and prospects of each of the issuers may have changed since that date.

2

SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms “Omnicom Group” “we” and “our” refer to Omnicom Group Inc. together with its consolidated subsidiaries, the term “Omnicom Group Inc.” refers to only Omnicom Group Inc. and not its subsidiaries, the term “Omnicom Capital” refers only to Omnicom Capital Inc., the term “Omnicom Finance” refers only to Omnicom Finance Inc. and the term “issuers”refers collectively to Omnicom Group Inc., Omnicom Capital and Omnicom Finance, in each case, unless otherwise specified, as in the section captioned “Description of the Notes” beginning on page 14, or the context otherwise requires.

Omnicom Group Inc.

        Omnicom Group is one of the largest advertising marketing and corporate communications companies in the world. Our services are provided to clients through global, pan-regional and national independent agency brands. Omnicom Group provides services to over 5,000 clients in more than 100 countries.

        Omnicom Group Inc. is incorporated in New York and is a holding company. Its principal office is located at 437 Madison Avenue, New York, NY 10022, and its telephone number is (212) 415-3600.

        Omnicom Group Inc.’s common stock is traded on the New York Stock Exchange under the symbol “OMC.” For additional information regarding Omnicom Group’s business, see the Annual Report on Form 10-K and other SEC filings made by Omnicom Group Inc., which are incorporated by reference into this prospectus. Copies of these filings may be obtained as described under “Where You Can Find More Information” on page 40.

Omnicom Capital Inc. and Omnicom Finance Inc.

        Omnicom Capital and Omnicom Finance are wholly owned direct subsidiaries of Omnicom Group Inc. Neither Omnicom Capital nor Omnicom Finance has any independent operations or subsidiaries. The sole function of both Omnicom Capital and Omnicom Finance is to provide funding for the operations of Omnicom Group Inc. and its operating subsidiaries by incurring debt and lending the proceeds to the operating subsidiaries. Their respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.’s operating subsidiaries and the related interest receivables.

        Omnicom Capital is incorporated in Connecticut. Its principal office is located at One East Weaver Street, Greenwich, CT 06831 and its telephone number is (203) 625-3000. Omnicom Finance is incorporated in Delaware. Its principal office is located at 437 Madison Avenue, New York, New York 10022 and its telephone number is (212) 415-3600.

3

The Offering

The Issuers	Omnicom Group Inc., Omnicom Capital and Omnicom Finance.

Securities Offered	$39,368,000 aggregate principal amount at maturity of Zero Coupon Zero Yield Convertible Notes due June 15, 2033.

$428,128,000 aggregate principal amount at maturity of Zero Coupon Zero Yield Convertible Notes due July 1, 2038.

Maturity of the Notes	June 15, 2033, in the case of the 2033 notes, and July 1, 2038, in the case of the 2038 notes.

Principal Amount at Maturity of the Notes
Before June 15, 2023, the principal amount at maturity of a note will be equal to $1,000 per $1,000 amount of notes, which is referred to in this prospectus as the initial principal amount at maturity. On or after June 15, 2023, the principal amount of the notes at maturity may be increased as described in this prospectus.

If the principal amount due at maturity is increased, then contingent additional principal, which is the difference between $1,000 and the principal amount at maturity, will accrue from and including June 15, 2023 until maturity.

Cash Interest	Cash interest will not be paid on the notes, unless contingent cash interest becomes payable or the issuers elect to do so in their sole discretion.

Yield to Maturity of the Notes
The yield to maturity, calculated on the basis of the initial principal amount at maturity and therefore excluding any contingent cash interest or contingent additional principal that may become payable, will be zero. If contingent cash interest and/or contingent additional principal becomes payable, the yield to maturity may increase.

Contingent Cash Interest
Contingent cash interest will be payable to the holders of notes during any six-month period from June 16 to December 15, and from December 16 to June 15, commencing June 16, 2010, if the average market price of a note meets specified thresholds as described in this prospectus. Contingent cash interest, if any, will accrue from the first day of any interest period and be payable on the last day of the relevant six-month period to holders of the notes as of the applicable record date.

For any six-month period, the amount of contingent cash interest payable per note will be equal to the amount set forth in “Description of the Notes—Contingent Cash Interest” on page 19.

Tax Original Issue Discount	For United States federal income tax purposes, the notes constitute contingent payment debt instruments. As a result, the notes are deemed to have been issued with original issue discount for United States federal income tax purposes, referred to as tax original issue discount. You should read the discussion of selected United States federal income tax considerations relevant to the notes beginning on page 30.

4

Conversion Rights	The notes are convertible into common stock of Omnicom Group Inc. if:

• the average conversion value for the notes, which is calculated based upon the price for Omnicom Group Inc.’s common stock on the relevant date of determination, meets specified thresholds;

• the credit rating of the notes is reduced to Ba1 or lower by Moody’s Investors Services, Inc. or BBB- or lower by Standard & Poor’s Ratings Services;

• the notes are called for redemption; or

• Omnicom Group Inc. enters into specified corporate transactions.

If the conditions for conversion are satisfied, a holder may surrender each $1,000 initial principal amount at maturity of notes for 9.7087 shares of common stock of Omnicom Group Inc. The conversion rate may be adjusted under the limited circumstances described in this prospectus and in the indenture but will not be adjusted for accrued contingent additional principal or contingent cash interest that may become payable.

The ability to surrender notes for conversion will expire at the close of business on June 15, 2033, in the case of the 2033 notes, and on July 1, 2038, in the case of the 2038 notes.

Ranking	The notes are the joint and several senior unsecured obligations of each of the issuers and rank equal in right of payment to all of their respective existing and future senior unsecured indebtedness. The notes are effectively subordinated to all existing and future obligations of Omnicom Group Inc.’s operating subsidiaries, including trade payables and to any and all secured obligations of the issuers, to the extent of the security.

As of June 30, 2006, Omnicom Group Inc. had $3,237.7 million of indebtedness outstanding, all of which is unsecured. Of this amount, $3,201.9 million represents direct obligations of the issuers and $35.8 million represents indebtedness of Omnicom Group Inc.’s operating subsidiaries which is guaranteed by Omnicom Group Inc.

Guarantee	Omnicom Group Inc. has fully and unconditionally guaranteed Omnicom Capital’s and Omnicom Finance’s obligations with respect to the notes. The guarantee is the senior unsecured obligation of Omnicom Group Inc.

Sinking Fund	None.

Redemption of Notes at the Option of the Issuers	The notes may not be redeemed before June 15, 2010, except as set forth under “Description of the Notes—Purchase of Notes at Option of Holders upon Change in Control of Omnicom Group Inc.” on page 23. On or after June 15, 2010, all or any portion of the notes may be redeemed at any time by the issuers at the initial principal amount at maturity of the notes plus any

5

contingent additional principal that has accrued at the date of redemption.

Purchase of the Notes at the Option of the Holder	On June 15, 2008, 2010, 2013, 2018, 2023 and on each June 15 annually thereafter through June 15, 2032, in the case of the 2033 notes, and through June 15, 2037, in the case of the 2038 notes, holders may require the issuers to purchase all or a portion of their notes, with payment on the fourth business day after any such date, at the following prices:

(1) June 15, 2008, 2010, 2013 and 2018 at the initial principal amount at maturity; and

(2) June 15, 2023 through and including June 15, 2032, in the case of the 2033 notes, and through and including June 15, 2037, in the case of the 2038 notes, at the initial principal amount at maturity of the notes plus accrued contingent additional principal that has accrued.

The issuers may choose to pay the purchase price in cash, shares of common stock of Omnicom Group Inc. or a combination of cash and common stock of Omnicom Group Inc. See “Description of the Notes—Purchase of Notes at the Option of the Holder” on page 21.

Change in Control of Omnicom Group Inc.	If Omnicom Group Inc. undergoes a change in control on or before June 15, 2010, holders may require the issuers to purchase for cash all or a portion of their notes at a price equal to $1,000 per note. In addition, if at least 90% of the notes outstanding immediately prior to the change in control are purchased, the issuers may, within 90 days after the change in control purchase date, at their option, redeem for cash all of the remaining notes at a redemption price equal to $1,000 per note. See “Description of the Notes—Purchase of Notes at Option of Holders upon Change in Control of Omnicom Group Inc.” on page 23.

DTC Eligibility	The notes were issued only in the form of global securities held in book-entry form. The Depository Trust Company, or DTC, or its nominee is the sole registered holder of the notes represented by a global security for all purposes under the indenture. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Use of Proceeds	The issuers will not receive any proceeds from the sale by any securityholder of the notes or the common stock issuable upon conversion and/or redemption of the notes.

Trading	The notes sold in the private placements are eligible for trading in the PORTAL system. The notes resold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. The issuers do not intend to list the notes on another national securities exchange or automated quotation system. Omnicom Group Inc.’s common stock is traded on the New York Stock Exchange under the symbol “OMC.”

6

RISK FACTORS

        You should carefully consider the following information with the other information contained in or incorporated by reference into this prospectus before purchasing the notes or the common stock of Omnicom Group Inc. issuable upon conversion of the notes. For additional risk factors relating to Omnicom Group Inc.’s business, see Omnicom Group Inc.’s periodic reports filed with the Securities and Exchange Commission and incorporated by reference into this prospectus, including Omnicom Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

The Lack of Covenants Applicable to the Notes May Not Afford Protection in Some Circumstances

        The holders of notes may require the issuers to purchase the notes upon the occurrence of certain change-in-control events described under “Description of the Notes—Purchase of Notes at Option of Holders upon Change in Control of Omnicom Group Inc.” beginning on page 23 However, Omnicom Group Inc. could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of Omnicom Group’s outstanding indebtedness. This purchase right would also not restrict Omnicom Group from incurring indebtedness or effecting extraordinary dividends. Further, the notes do not afford a holder protection under maintenance or other covenants relating to Omnicom Group Inc.’s consolidated financial position or results of operations.

An Active Trading Market for the Notes May Not Develop

        There is currently no active public market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. If the notes are traded, they may trade at a discount, depending on prevailing interest rates, the market for similar securities, the price of Omnicom Group’s Inc. common stock, Omnicom Group’s performance and other factors. The issuers do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the Omnicom Group Inc. common stock into which a note is otherwise convertible. These features could adversely affect the value and the trading prices for the notes.

Omnicom Group Inc.’s Holding Company Structure Results in Structural Subordination and May Affect the Issuers’ Ability to Make Payments on the Notes

        The notes are the joint and several obligations exclusively of the issuers. Omnicom Group Inc. is a holding company and, accordingly, substantially all of its operations are conducted through its operating subsidiaries. Omnicom Capital and Omnicom Finance are wholly-owned subsidiaries of Omnicom Group Inc. Their respective assets consist of the intercompany loans they make or have made to Omnicom Group Inc.’s operating subsidiaries and the related interest receivables. As a result, the issuers’ cash flow and their ability to make payments on their respective debt, including the notes, are dependent upon the earnings of these operating subsidiaries. Omnicom Group Inc. is dependent on the distribution of earnings, loans or other payments by the operating subsidiaries to it to service its obligations in respect of the notes and its other debt. In addition, as a finance subsidiary, to service debt, each of Omnicom Capital and Omnicom Finance is also dependent on the earnings of the operating subsidiaries, the sale of certain assets of the operating subsidiaries and ability of the operating subsidiaries to repay principal and interest on the intercompany loans.

        Omnicom Group Inc.’s operating subsidiaries are separate and distinct legal entities. These subsidiaries have no obligation to pay any amounts due on the notes or to provide the issuers with funds for their respective payment obligations, whether by dividends, distributions, repayment or making of loans or other payments. In addition, any payment or repayment of dividends, distributions, loans or advances by these operating subsidiaries to the issuers could be subject to statutory or contractual restrictions. Payments to the issuers by the operating subsidiaries will also be contingent upon the operating subsidiaries’ earnings and business considerations.

7

        Because of this structure the claims of creditors of Omnicom Group Inc.’s operating subsidiaries will have a priority over the equity rights of Omnicom Group Inc. and the rights of its creditors, including the holders of notes, to participate in the assets of the subsidiary upon the subsidiary’s liquidation or reorganization. Although Omnicom Capital’s and Omnicom Finance’s respective loans to the operating subsidiaries are secured by the assets of those subsidiaries, the rights of Omnicom Capital and Omnicom Finance and their respective creditors, including holders of the notes, to participate in the assets of the operating subsidiaries will depend upon the amount of loans, and security for those loans, on the relevant date of determination. The amount of loans outstanding from Omnicom Capital and Omnicom Finance to these operating subsidiaries, and the value of the collateral securing the loans, may not be sufficient to assure repayment in full to all of Omnicom Capital’s or Omnicom Finance’s respective creditors. The loans or the security for such loans could also be invalidated in whole or in part in any liquidation or reorganization.

You Should Consider the United States Federal Income Tax Consequences of Owning the Notes

        The notes constitute contingent payment debt instruments and will accrue tax original issue discount. As a result, you will be required to include amounts in gross income, as ordinary interest income in excess of the accruals on the notes for non-tax purposes and in advance of the receipt of the cash, or other property, attributable thereto. The issuers intend to compute and report accruals of the tax original issue discount based upon an overall yield of 4.60% per year, in the case of the 2033 notes, and 7.34%, in the case of the 2038 notes, computed on a semi-annual bond equivalent basis, which the issuers have determined represents the yield required to be reported under applicable Treasury regulations. Pursuant to the issuers’ determination of the tax original issue discount on the notes, you will recognize gain or loss on the sale, purchase by the issuers at your option, conversion or redemption of a note in an amount equal to the difference between the amount realized on such a transaction, including the fair market value of any common stock of Omnicom Group Inc. received upon conversion or otherwise, and your adjusted tax basis in the note. Any gain so recognized by you generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss.

        Holders should consult their tax advisors regarding the deductibility of any such capital loss. A summary of the federal income tax consequences of ownership of the notes is described in this prospectus under the heading “Material United States Federal Income Tax Considerations” beginning on page 30.

The Issuers May Not Have the Ability to Raise the Funds Necessary to Finance the Purchase of Notes at the Option of the Holder or Upon Change in Control of Omnicom Group Inc.

        On June 15, 2008, 2010, 2013, 2018, 2023 and on each June 15 annually thereafter through and including June 15, 2032, in the case of the 2033 notes, and through and including June 15, 2037, in the case of the 2038 notes (or if any such day is not a business day, the next succeeding business day), and upon a change in control of Omnicom Group Inc. occurring on or before June 15, 2010, holders of the notes have the right to require the issuers to purchase their notes. The issuers have the right to elect to pay the purchase price in shares of common stock of Omnicom Group Inc. and to designate a financial institution to satisfy, at the issuers’ option, their purchase obligation. However, if the issuers fail or are unable to elect to pay in Omnicom Group Inc. common stock or to so designate a financial institution, the issuers may not have sufficient funds at those times to make any required purchase of notes. In addition, corporate events involving fundamental changes to Omnicom Group Inc.’s capital structure, such as leveraged recapitalizations that would increase the level of Omnicom Group’s indebtedness, would not necessarily constitute a change in control for these purposes. See “Description of the Notes—Purchase of Notes at the Option of the Holder” on page 21 and “—Purchase of Notes at Option of Holders Upon Change in Control of Omnicom Group Inc.” on page 23.

8

FORWARD-LOOKING INFORMATION

        Some of the statements in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we or our representatives have made or may make forward looking statements, orally or in writing. These statements relate to future events or Omnicom Group’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Omnicom Group’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Moreover, Omnicom Group Inc., Omnicom Capital and Omnicom Finance do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. Omnicom Group Inc., Omnicom Capital, and Omnicom Finance have no duty to update or revise any of the forward-looking statements after the date of this prospectus to conform them to actual results.

9

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

        The following table sets forth selected consolidated financial data for Omnicom Group Inc. and its consolidated subsidiaries and should be read in conjunction with the consolidated financial statements of Omnicom Group Inc. incorporated into this prospectus by reference. The information as of and for the six months ended June 30, 2006 and 2005 was derived from the unaudited financial data included in Omnicom Group Inc.’s Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2006 and 2005 which, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments, which Omnicom Group Inc. considers necessary for a fair presentation, in all material respects, of its financial position and results of operations for these periods. The results as of and for the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 2006. The information for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 was derived from Omnicom Group Inc.’s audited financial statements. Omnicom Group Inc.’s financial statements as of and for the years ended December 31, 2005, 2004, 2003 and 2002 were audited by KPMG LLP, whom Omnicom Group Inc. appointed as its independent auditors as of June 13, 2002. Omnicom Group Inc.’s financial statements for the year ended December 31, 2001 were audited by our former independent auditors, Arthur Andersen LLP. Arthur Andersen has ceased auditing public companies in the United States.

	Six months ended June 30,		Year ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in millions, except for per share amounts)
For the period:
Revenue	$ 5,386.3	$ 5,018.8	$10,481.1	$ 9,747.2	$ 8,621.4	$ 7,536.3	$ 6,889.4
Operating Profit	701.9	639.3	1,339.8	1,215.4	1,091.9	985.1	889.1
Income After Income Taxes	438.6	402.4	845.3	782.5	696.1	625.0	495.9
Net Income	409.7	376.3	790.7	723.5	631.0	570.5	455.7
Net Income Per Common Share:
Basic	2.36	2.07	4.38	3.90	3.37	3.07	2.49
Diluted	2.34	2.05	4.36	3.88	3.37	3.07	2.48
Dividends Declared Per Common
Share	0.500	0.450	0.925	0.900	0.800	0.800	0.775
At period end:
Cash, cash equivalents and short-term investments	$ 1,135.2	$ 365.1	$ 1,209.9	$ 1,739.6	$ 1,548.9	$ 695.9	$ 517.0
Total assets	16,453.3	14,714.1	15,919.9	16,002.4	14,620.0	12,056.5	10,686.8
Long-term obligations
Long-term debt	1,013.6	18.6	18.2	19.1	197.3	197.9	490.1
Convertible notes	2,206.8	2,339.3	2,339.3	2,339.3	2,339.3	1,747.0	850.0

Deferred compensation and other liabilities	272.2	287.2	298.4	309.1	326.5	293.6	297.0

10

        As discussed in Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005, incorporated into the prospectus by reference, as required by SFAS No. 142, Goodwill and Other Intangibles (“SFAS 142“), beginning with our 2002 results, goodwill and other intangible assets that have indefinite lives are not amortized due to a change in GAAP. To make our results for the 2001 period more directly comparable in the table that follows, we adjusted our 2001 results to eliminate goodwill amortization and the related tax impact. As a result of excluding the goodwill amortization, this presentation is a non-GAAP financial measure. We believe that by excluding goodwill amortization in 2001, the table below presents selected financial data using amounts that are more comparable year-to-year and thus meaningful for purposes of this analysis. In addition, as a reminder, “Net Income, as reported, GAAP” includes the effect of our adoption of SFAS 123 for all prior periods presented below.

	Six months ended June 30,		Year ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in millions, except for per share amounts)
For the period:
Net Income, as adjusted:
Net Income, as reported, GAAP	$409.7	$376.3	$790.7	$723.5	$631.0	$570.5	$455.7
Add-back goodwill amortization, net of income taxes	—	—	—	—	—	—	83.1
Net Income, excluding goodwill amortization	$409.7	$376.3	$790.7	$723.5	$631.0	$570.5	$538.8

Basic Net Income per share:
as reported, GAAP	$2.36	$2.07	$4.38	$3.90	$3.37	$3.07	$2.49
as adjusted	$2.36	$2.07	$4.38	$3.90	$3.37	$3.07	$2.95
Diluted Net Income per share:
as reported, GAAP	$2.34	$2.05	$4.36	$3.88	$3.37	$3.07	$2.48
as adjusted	$2.34	$2.05	$4.36	$3.88	$3.37	$3.07	$2.92

11

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of earnings to fixed charges for Omnicom Group Inc. and its consolidated subsidiaries for the six months ended June 30, 2006 and 2005 and each of the five most recent fiscal years.

Six months ended June 30,		Year ended December 31,
2006	2005	2005	2004	2003	2002	2001
5.96x	6.40x	6.50x	6.62x	5.83x	5.86x	4.49x

        The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest. Effective January 1, 2002 Omnicom Group Inc. stopped recording goodwill amortization expense as required by SFAS No. 142.

        The ratio shown for the year ended December 31, 2001 includes goodwill amortization expense.

USE OF PROCEEDS

        The issuers will not receive any proceeds from the sale by any securityholder of the notes or the Omnicom Group Inc. common stock issuable upon conversion and/or redemption of the notes. See “Selling Securityholders” on page 35.

PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

        Omnicom Group Inc.’s common stock is traded on the New York Stock Exchange under the symbol “OMC.” The table below shows the range of quarterly high and low sale prices per share reported on the New York Stock Exchange Composite Tape for Omnicom Group Inc.’s common stock for the periods indicated and the dividends paid per share on Omnicom Group Inc.’s common stock for such periods. The last reported sale price per share on August 8, 2006 was $86.66.

	Omnicom Common Stock		Dividends Paid
	High	Low	Per Share
2004:
First Quarter	$88.92	$74.65	$0.200
Second Quarter	83.48	75.05	0.225
Third Quarter	76.15	66.43	0.225
Fourth Quarter	84.95	70.97	0.225
2005:
First Quarter	$91.48	$82.83	$0.225
Second Quarter	89.00	76.10	0.225
Third Quarter	86.36	79.00	0.225
Fourth Quarter	88.80	75.75	0.225
2006:
First Quarter	$87.05	$78.75	$0.250
Second Quarter	96.64	81.84	0.250
Third Quarter (through August 8, 2006)	90.41	84.12	0.250

        The payment of dividends by Omnicom Group Inc. in the future will be determined by its board of directors and will depend on business conditions, Omnicom Group’s financial condition and earnings and other factors.

        Omnicom Group Inc. is not aware of any restrictions on its present or future ability to pay dividends. However, under the terms of some of its borrowing facilities, certain financial tests must be satisfied in order to pay dividends.

        Omnicom Group Inc. has one billion authorized shares of common stock, par value $0.15 per share, of which 171.8 million shares were outstanding on July 31, 2006.

12

CAPITALIZATION

        The following table sets forth Omnicom Group Inc.’s consolidated capitalization as of June 30, 2006. You should read this table in conjunction with Omnicom Group Inc.’s financial statements and related notes and other financial and operating data included elsewhere in, or incorporated by reference into, this prospectus.

June 30, 2006 (unaudited) (in thousands)
Current Liabilities:
Accounts payable	$ 6,249.6
Advance billings	986.1
Current portion of long-term debt	0.9
Bank loans	16.4
Accrued taxes	143.0
Other liabilities	1,234.7

Total Current Liabilities	8,630.7

Long-Term Debt	1,013.6
Convertible Notes	2,206.8
Deferred Compensation and Other Liabilities	272.2
Long Term Deferred Tax Liability	507.4
Minority Interests	188.8

Shareholders’ Equity:
Preferred stock	—
Common stock	29.8
Additional paid-in capital	1,638.6
Retained earnings	3,920.8
Accumulated other comprehensive income	195.0
Treasury stock, at cost	(2,150.4)

Total Shareholders’ Equity	3,633.8

Total Liabilities and Shareholders’ Equity	$16,453.3

13

DESCRIPTION OF THE NOTES

        Omnicom Group Inc. issued $600,000,000 of its Zero Coupon Zero Yield Notes due 2033 under a senior indenture dated as of June 10, 2003 between JPMorgan Chase Bank N.A., as trustee, and it. On November 5, 2003, Omnicom Capital and Omnicom Finance, wholly-owned finance subsidiaries of Omnicom Group Inc., each became a co-issuer and co-obligor, jointly and severally with Omnicom Group Inc., of the notes pursuant to a supplemental indenture between JPMorgan Chase Bank, as trustee, Omnicom Group Inc., Omnicom Capital and Omnicom Finance. On June 21, 2006, the issuers purchased $132,504,000 of the notes pursuant to the holders’ right to require the issuers to repurchase their notes. On June 30, 2006, the issuers and the trustee entered into a supplemental indenture to (i) extend the maturity date of the notes to July 1, 2038; (ii) extend the contingent cash interest payment dates through June 15, 2038; (iii) extend the holders’ put rights to include June 15, 2033, 2034, 2035, 2036 and 2037; (iv) extend the conversion rights associated with the notes to July 1, 2038; and (v) amend the comparable yield to 7.34%. As a result of this supplemental indenture, the issuers issued $428,128,000 aggregate principal amount of amended notes to the holders of the notes who consented to the amendments. We refer to these amended notes as the “2038 notes,” and we refer to the remaining $39,368,000 aggregate principal amount of notes held by the non-consenting holders as the “2033 notes.” We refer to the 2033 notes and the 2038 notes collectively as the “notes.” The following summarized the material provisions of the notes and the indenture, as amended by the supplemental indentures. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the notes and the indenture, as so amended.

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends or the issuance or purchase of the issuers’securities. The indenture contains no covenants or other provisions to give protection to the holders of the notes in the event of a highly leveraged transaction or a change in control, except to the extent described under “—Purchase of Notes at Option of Holders upon Change in Control of Omnicom Group Inc.” on page 23.

General

        Under the indenture, the notes are limited to $600,000,000 aggregate initial principal amount at maturity. On June 21, 2006, Omnicom Group Inc. purchased $132,504,000 aggregate principal amount of 2033 notes pursuant to the holders’right to put the notes to Omnicom Group Inc. As a result, as of the date of this prospectus, there were $467,496,000 aggregate principal amount of notes outstanding, consisting of $428,128,000 aggregate principal amount of 2038 notes and $39,368,000 aggregate principal amount of 2033 notes. Under the indenture, the issuers and any holder of 2033 notes may agree to exchange 2033 notes for an equal principal amount of 2038 notes. The notes will mature on June 15, 2033, in the case of the 2033 notes, and on July 1, 2038, in the case of the 2038 notes. Before June 15, 2023, the principal amount at maturity of a note will be equal to $1,000, the initial principal amount at maturity. On or after June 15, 2023, if, for the last 20 trading days preceding June 15, 2023, the average conversion value of a note is greater than the initial principal amount at maturity but less than or equal to $2,200, then the principal amount at maturity of a note will be equal to the lesser of the average conversion value of the note on June 15, 2023 and $2,000. If that average conversion value exceeds $2,200, then the principal amount at maturity will equal $1,000.

        For purposes of the notes and the indenture, the difference between the $1,000 initial principal amount at maturity of a note and the principal amount at maturity, as determined in accordance with the prior paragraph, is known as contingent additional principal. If contingent additional principal becomes payable, it will accrue from and including June 15, 2023 until maturity. Contingent additional principal will be calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

        The conversion value of a note as of any date of determination will equal the sale price per share of the common stock of Omnicom Group Inc. on the determination date multiplied by the number of shares of common stock then issuable upon conversion of a note.

        Principal on the notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by the issuers for that purpose, in the Borough of Manhattan, The City of New York.

14

        The issuers will not pay any cash interest on the notes prior to maturity except in the limited circumstances described below under “—Contingent Cash Interest” on page 19 or if the issuers elect to do so in their sole discretion. Each note was originally issued at an initial principal amount at maturity of $1,000 per note. Although the notes were not initially offered at a discount, they are contingent payment debt instruments.

        Any and all contingent additional principal and contingent cash interest otherwise payable on the note will cease to accrue on that note upon maturity, conversion, purchase by the issuers at the option of the holder or redemption of the note. The issuers may not reissue a note that has matured or been converted, purchased by the issuers at your option, redeemed or otherwise cancelled.

        Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar will initially be the trustee. The issuers will not charge a service fee for any exchange or registration of transfer of notes. However, the issuers may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Ranking of the Notes

        The notes are the joint and several senior unsecured obligations of Omnicom Group Inc., Omnicom Capital and Omnicom Finance. The notes rank equal in right of payment to all of the issuers’ respective existing and future senior unsecured indebtedness. However, Omnicom Group Inc. is a holding company and Omnicom Capital and Omnicom Finance are finance subsidiaries. As finance subsidiaries, their respective assets consist of the intercompany loans they make or have made to Omnicom Group’s operating subsidiaries and the related interest receivables. As a result, the notes are effectively subordinated to all existing and future obligations of Omnicom Group Inc.’s operating subsidiaries, including trade payables, and to the issuers’ respective obligations that are secured, to the extent of the security. See “Risk Factors—Omnicom Group Inc.’s Holding Company Structure Results in Structural Subordination and May Affect the Issuers’ Ability to Make Payments on the Notes” on page 7.

        As of June 30, 2006, Omnicom Group had $3,237.7 million of indebtedness outstanding, all of which is unsecured. Of this amount, $3,201.9 million represents direct obligations of the issuers and $35.8 million represents indebtedness of Omnicom Group Inc.’s operating subsidiaries of which is guaranteed by Omnicom Group Inc.

Guarantee

        The obligations of Omnicom Capital and Omnicom Finance under the notes are fully and unconditionally guaranteed on a senior unsecured basis by Omnicom Group Inc. The guarantee is senior in right of payment to all subordinated debt of Omnicom Group Inc. and its subsidiaries and equal in right of payment to all of Omnicom Group Inc.’s other senior unsecured indebtedness, including the notes.

Yield to Maturity; Tax Original Issue Discount

        The yield to maturity, calculated on the basis of the initial principal amount at maturity and therefore excluding any contingent cash interest or contingent additional principal that may become payable, will be zero. In addition, the yield to maturity for a particular purchaser of the notes will be negative if the price paid by the purchaser exceeds $1,000. If contingent cash interest and/or contingent additional principal becomes payable, the yield to maturity may increase.

        Although the notes were not originally offered at a discount, the notes constitute contingent payment debt instruments. As a result, the notes are deemed to have been issued with original issue discount for United States federal income tax purposes, referred to as tax original issue discount. The issuers intend to compute and report accruals of the tax original issue discount based upon an overall yield of 4.60% per year, in the case of the 2033 notes, and 7.34%, in the case of the 2038 notes, computed on a comparable semi-annual bond equivalent basis, which the issuers have determined represents the yield required to be reported under applicable Treasury regulations. However, the actual yield recorded could vary from that amount.

        In accordance with the application of the contingent payment debt tax regulations, you will also recognize gain or loss on the sale, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received, and your adjusted tax basis in the note. Any gain recognized by you generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. However, it

15

is possible that deductions for capital losses realized upon conversion or redemption for stock may not be allowed under certain rules regarding recapitalizations.

        See “Material United States Federal Income Tax Considerations” beginning on page 30 for more information and a summary of the resulting consequences from this treatment.

Book-Entry System

        The notes were only issued in the form of global securities held in book-entry form. DTC or its nominee are the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are holders and are not entitled to any rights provided to the holder of notes under the global securities or the indenture. The issuers and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

        Notes represented by a global security are exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;
•	the issuers decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or
•	a default under the indenture occurs and is continuing.

        DTC has advised the issuers that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code and a “clearing agency”registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Conversion Rights

        Holders may surrender notes for conversion into shares of common stock of Omnicom Group Inc. only if at least one of the conditions described below is satisfied. In addition, a note for which a holder has delivered a purchase notice or a change in control purchase notice requiring the issuers to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        The initial conversion rate is 9.7087 shares of common stock per $1,000 initial principal amount at maturity of the notes, subject to adjustment only upon the occurrence of the events described below. The conversion rate will not be adjusted for any accrued contingent principal or contingent cash interest that may become payable. A holder of a note otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below under “—Purchase of Notes at the Option of the Holder” on page 21, on the trading day immediately preceding the conversion date.

        If contingent cash interest is payable to holders of notes during any particular six-month period, and any notes are converted after the applicable record date and prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the contingent cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount of notes so converted, unless those notes have been called for redemption, in which case no such payment shall be required.

16

        The ability to surrender notes for conversion will expire at the close of business on June 15, 2033, in the case of the 2033 notes, and on July 1, 2038, in the case of the 2038 notes.

Conversion Based on Omnicom Group Inc. Common Stock Price

        Before June 15, 2023, holders may surrender a note for conversion during any calendar quarter commencing after June 30, 2003 if, for the last 20 trading days in the preceding calendar quarter, the average conversion value, calculated as described above under “—General” on page 14, per note is greater than or equal to the following amounts for the quarters indicated:

Quarter Ended	Amount
June 30, 2006	$1,800
September 30, 2006	$1,850
December 31, 2006	$1,900
March 31, 2007	$1,950
June 30, 2007	$2,000
September 30, 2007	$2,050
December 31, 2007	$2,100
March 31, 2008	$2,150
June 30, 2008 and thereafter	$2,200

        If this condition is met at any time after June 30, 2003 and before June 15, 2023, then the notes will be convertible at any time after the date on which the condition is first met, at the option of the holder, through maturity.

        On or after June 15, 2023, holders may surrender a note for conversion during any calendar quarter if, for the last 20 trading days in the preceding calendar quarter, the average conversion value of the note is greater than or equal to 110% of the principal amount at maturity of the note. If the foregoing condition is satisfied, then the notes will thereafter be convertible at any time at the option of the holder, through maturity.

Conversion Based on Credit Ratings

        Holders may also surrender a note for conversion at the then-applicable conversion rate at any time after the credit rating assigned to the notes is reduced to Ba1 or lower by Moody’s or BBB- or lower by S&P. This event would not, however, result in an adjustment to the number of shares issuable upon conversion.

Conversion upon Notice of Redemption

        A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day prior to the redemption date, even if it is not otherwise convertible at that time. A note for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion upon Occurrence of Specified Corporate Transactions

        If Omnicom Group Inc. elects to

•	distribute to all holders of its common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price, as defined below under “—Purchase of Notes at the Option of the Holder” on page 21, at the time; or
•	distribute to all holders of its common stock assets, debt securities or certain rights to purchase its securities, which distribution has a per share value as determined by its board of directors exceeding 15% of the closing price of the common stock on the day preceding the declaration date for such distribution,

Omnicom Group Inc. must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once Omnicom Group Inc. has given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or Omnicom Group Inc.’s announcement that such distribution will not take place.

17

        In addition, if Omnicom Group Inc. is party to a consolidation, merger or binding share exchange pursuant to which its common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction.

Conversion Rate Adjustments and Delivery of Omnicom Group Inc. Common Stock

        The initial conversion rate is 9.7087 of common stock of Omnicom Group Inc. for each $1,000 initial principal amount at maturity of the notes. The conversion rate will not be adjusted for accrued contingent additional principal or contingent cash interest that may become payable.

        The conversion rate is required to be adjusted for:

•	dividends or distributions on Omnicom Group Inc.’s common stock payable in common stock or other capital stock of Omnicom Group Inc.;
•	subdivisions, combinations or certain reclassifications of Omnicom Group Inc.’s common stock;
•	distributions to all holders of Omnicom Group Inc.’s common stock of certain rights to purchase common stock of Omnicom Group Inc. for a period expiring within 60 days at less than the sale price at the time; and
•	distributions to those holders of Omnicom Group Inc.’s assets or debt securities or certain rights to purchase its securities, excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of Omnicom Group Inc.’s common stock on the day preceding the date of declaration of such dividend or other distribution.

However, no adjustment will voluntarily be made if holders participate in the transaction without conversion or in limited certain other cases as described in the indenture. The indenture also permits Omnicom Group Inc. to increase the conversion rate from time to time at its option.

        If Omnicom Group Inc. is party to a consolidation, merger or binding share exchange pursuant to which its common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into shares of its common stock will be changed into a right to convert it into the kind and amount of securities, cash or other property of Omnicom Group Inc. or another person which the holder would have received if the holder had converted the holder’s note immediately prior to the transaction. If the transaction also constitutes a “change in control,” as defined below, and occurs before June 15, 2010, the holder will be able to require the issuers to purchase all or a portion of its notes as described under “—Purchase of Notes at Option of Holders upon Change in Control of Omnicom Group Inc.” on page 23.

        In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment of the conversion rate; or
•	an increase in the conversion rate at the issuers’ discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See “Material United States Federal Income Tax Considerations—Constructive Dividend” on page 33.

        To convert a note into shares of common stock of Omnicom Group Inc., a holder must:

•	complete and manually sign the conversion notice on the back of the note or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;
•	surrender the note to the conversion agent;
•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and
•	if required, pay all transfer or similar taxes.

        Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

18

        If one or more of the conditions to the conversion of the notes has been satisfied, the issuers will promptly notify the holders of notes thereof and use their respective reasonable best efforts to post this information on Omnicom Group Inc.’s web site or, at the issuers’ option, otherwise publicly disclose this information.

        When a holder surrenders notes for conversion, the conversion agent may first offer the notes to a financial institution chosen by the issuers for exchange in lieu of conversion. The designated institution will have the option, but not the obligation (unless separately agreed to by it and the issuers at the time), to agree to exchange those notes for the number of shares of Omnicom Group Inc.’s common stock that the holder of those notes would have been entitled to receive upon conversion, plus cash for any fractional shares. The issuers may, but will not be obligated to, enter into a separate agreement with the financial institution which would compensate it for any such transaction. As soon as practicable following the conversion date, the designated institution or the issuers, as the case may be, will deliver through the conversion agent a certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy the issuers’ respective obligations to pay the principal amount at maturity of the note whether made by the issuers or by the designated institution. For a discussion of the tax treatment of a holder receiving common stock of Omnicom Group Inc. upon conversion, see “Material United States Federal Income Tax Considerations—Disposition or Conversion” on page 33.

Contingent Cash Interest

        The issuers will be required to pay contingent cash interest to the holders of notes during any six-month period from June 16 to December 15, and from December 16 to June 15, from the interest period commencing June 16, 2010 if the average market price of a note for a five trading day measurement period preceding the first day of the applicable six-month period equals or exceeds $1,200. Each five trading day measurement period will end on the second trading day immediately preceding the first day of the applicable six-month period.

        Contingent cash interest, if any, will accrue from the first day of any interest period and be payable on June 15 and December 15 of the relevant six-month period to holders of the notes on the record date, which will be the immediately preceding June 1 and December 1 of each applicable six-month period.

        For any six-month period, the amount of contingent cash interest per 2033 note will be equal to the amounts set forth in the table below per $1,000 aggregate principal amount for each applicable interest period.

Payment Date	Semi-Annual Interest	Payment Date	Semi-Annual Interest
December 15, 2010	$ 5.25	June 15, 2022	$ 8.25
June 15, 2011	$ 5.50	December 15, 2022	$ 8.25
December 15, 2011	$ 5.50	June 15, 2023	$ 8.50
June 15, 2012	$ 5.75	December 15, 2023	$ 8.50
December 15, 2012	$ 5.75	June 15, 2024	$ 8.75
June 15, 2013	$ 6.00	December 15, 2024	$ 8.75
December 15, 2013	$ 6.00	June 15, 2025	$ 9.00
June 15, 2014	$ 6.25	December 15, 2025	$ 9.00
December 15, 2014	$ 6.25	June 15, 2026	$ 9.25
June 15, 2015	$ 6.50	December 15, 2026	$ 9.25
December 15, 2015	$ 6.50	June 15, 2027	$ 9.50
June 15, 2016	$ 6.75	December 15, 2027	$ 9.50
December 15, 2016	$ 6.75	June 15, 2028	$ 9.75
June 15, 2017	$ 7.00	December 15, 2028	$ 9.75
December 15, 2017	$ 7.00	June 15, 2029	$10.00
June 15, 2018	$ 7.25	December 15, 2029	$10.00
December 15, 2018	$ 7.25	June 15, 2030	$10.25
June 15, 2019	$ 7.50	December 15, 2030	$10.25
December 15, 2019	$ 7.50	June 15, 2031	$10.50
June 15, 2020	$ 7.75	December 15, 2031	$10.50
December 15, 2020	$ 7.75	June 15, 2032	$10.75
June 15, 2021	$ 8.00	December 15, 2032	$10.75
December 15, 2021	$ 8.00	June 15, 2033	$11.00

19

        For any six-month period, the amount of contingent cash interest per 2038 note will be equal to the amounts set forth in the table below per $1,000 aggregate principal amount for each applicable interest period.

Payment Date	Semi-Annual Interest	Payment Date	Semi-Annual Interest
December 15, 2010	$ 5.25	December 15, 2024	$ 8.75
June 15, 2011	$ 5.50	June 15, 2025	$ 9.00
December 15, 2011	$ 5.50	December 15, 2025	$ 9.00
June 15, 2012	$ 5.75	June 15, 2026	$ 9.25
December 15, 2012	$ 5.75	December 15, 2026	$ 9.25
June 15, 2013	$ 6.00	June 15, 2027	$ 9.50
December 15, 2013	$ 6.00	December 5, 2027	$ 9.50
June 15, 2014	$ 6.25	June 15, 2028	$ 9.75
December 15, 2014	$ 6.25	December 15, 2028	$ 9.75
June 15, 2015	$ 6.50	June 15, 2029	$10.00
December 15, 2015	$ 6.50	December 15, 2029	$10.00
June 15, 2016	$ 6.75	June 15, 2030	$10.25
December 15, 2016	$ 6.75	December 15, 2030	$10.25
June 15, 2017	$ 7.00	June 15, 2031	$10.50
December 15, 2017	$ 7.00	December 15, 2031	$10.50
June 15, 2018	$ 7.25	June 15, 2032	$10.75
December 15, 2018	$ 7.25	December 15, 2032	$10.75
June 15, 2019	$ 7.50	June 15, 2033	$11.00
December 15, 2019	$ 7.50	December 15, 2033	$11.00
June 15, 2020	$ 7.75	June 15, 2034	$11.25
December 15, 2020	$ 7.75	December 15, 2034	$11.25
June 15, 2021	$ 8.00	June 15, 2035	$11.50
December 15, 2021	$ 8.00	December 15, 2035	$11.50
June 15, 2022	$ 8.25	June 15, 2036	$11.75
December 15, 2022	$ 8.25	December 15, 2036	$11.75
June 15, 2023	$ 8.50	June 15, 2037	$12.00
December 15, 2023	$ 8.50	December 15, 2037	$12.00
June 15, 2024	$ 8.75	June 15, 2038	$12.25

        The market price of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $10.0 million principal amount at maturity of notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by one or both of the issuers, provided that if

•	at least three such bids are not obtained by the bid solicitation agent; or
•	in the issuers’ reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the market price of the note will equal (1) the then applicable conversion rate of the notes multiplied by (2) the average sale price of Omnicom Group Inc. common stock on the five trading days ending on such determination date, appropriately adjusted.

        The bid solicitation agent will be initially JPMorgan Chase Bank N.A. The issuers may change the bid solicitation agent, but the bid solicitation agent will not be an affiliate of the issuers. The bid solicitation agent will solicit bids from securities dealers that are believed by the issuers to be willing to bid for the notes.

        The issuers will determine every six months, commencing June 15, 2010, whether the conditions to the payment of contingent cash interest have been satisfied and, if so, the issuers will promptly notify the holders of notes thereof and use their respective reasonable best efforts to post this information on Omnicom Group Inc.’s web site or, at their option, otherwise publicly disclose this information.

        The issuers may unilaterally increase the amount of contingent cash interest they pay or pay interest or other amounts they are not obligated to pay, but the issuers have no obligation to do so.

20

Redemption of Notes at the Option of the Issuers

        No sinking fund is provided for the notes. The issuers cannot redeem the notes before June 15, 2010, except as set forth under “Description of Notes—Purchase of Notes at Option of Holders upon Change in Control of Omnicom Group Inc.” on page 23. On and after June 15, 2010, the issuers may, at their option, redeem all or any portion of the notes for cash at any time in whole or from time to time in part at a redemption price of $1,000 per $1,000 initial principal amount of notes plus any contingent additional principal that has accrued to the date of redemption. The issuers will provide a notice of redemption by mail to holders of notes at least 30 days and not more than 60 days in advance of any redemption. Notes called for redemption will be convertible by the holder, even if the other conditions described under “—Conversion Rights” on page 16 have not occurred, until the close of business on the second business day prior to the redemption date.

        The notes will be redeemable in integral multiples of $1,000.

        If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

        On June 15, 2008, 2010, 2013, 2018, 2023 and on each June 15 annually thereafter through and including June 15, 2032, in the case of the 2033 notes, and through and including June 15, 2037, in the case of the 2038 notes (or if any such day is not a business day, the next succeeding business day), holders may require the issuers to purchase any outstanding note for which the holder has properly delivered a written purchase notice, subject to certain additional conditions, including that such notice is not withdrawn by the close of business on the next business day, at the following prices:

(1)	June 15, 2008, 2010, 2013 and 2018 at the initial principal amount at maturity; and

(2)	June 15, 2023 through and including June 15, 2032, in the case of the 2033 notes, and through and including June 15, 2037, in the case of the 2038 notes, at the initial principal amount at maturity of the notes plus any accrued contingent additional principal that may be payable.

Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to June 15 of each applicable redemption year, or, if such day is not a business day, the next succeeding business day, until the close of business on such date.

        The purchase price will be payable on the fourth business day following the applicable purchase date in cash, shares of common stock of Omnicom Group Inc. or a combination of cash and common stock at the issuers’ option. When a holder surrenders the notes for purchase, the purchase agent may first offer the notes to a financial institution chosen by the issuers to purchase the notes. The designated financial institution will have the option, but not the obligation (unless separately agreed to by it and the issuers at the time) to purchase the notes at the purchase price and in the form of cash or common stock or both, as the issuers may have previously elected in the notice sent to holders described in the next paragraph. The issuers may, but will not be obligated to, enter into a separate agreement with the financial institution which would compensate it for any such transaction.

        The issuers will be required to give notice on a date not less than 20 business days prior to each applicable purchase date to all holders at their addresses shown in the register of the registrar stating among other things:

•	whether the purchase price will be paid in cash or common stock or any combination thereof, specifying the percentage of each;
•	if the issuers elect to pay in common stock of Omnicom Group Inc., the method of calculating the market price of common stock; and
•	the procedures that holders must follow to require the issuers to purchase their notes.

        Each holder electing to require the issuers to purchase notes is required to give notice of its election to the paying agent no later than the close of business on June 15 of each applicable redemption year, or, if such day is not a business day, the next succeeding business day. The notice is required to state:

•	the certificate numbers of the holder’s notes to be delivered for purchase;

21

•	the portion of the initial principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and
•	that the notes are to be purchased pursuant to the applicable provisions of the notes.

        A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day following the date on which the purchase notice is required to be delivered. The notice of withdrawal is required to state:

•	the initial principal amount at maturity of the notes being withdrawn;
•	the certificate numbers of the notes being withdrawn; and
•	the initial principal amount at maturity, if any, of the notes that remain subject to the purchase notice.

        If the issuers elect to pay the purchase price, in whole or in part, in shares of common stock of Omnicom Group Inc., the number of shares of common stock to be delivered by Omnicom Group Inc., or the designated institution, as the case may be, will be equal to the portion of the purchase price to be paid in common stock of Omnicom Group Inc. divided by the market price for a share of common stock of Omnicom Group Inc.

        For this purpose, the “market price” of the common stock of Omnicom Group Inc. means the average of the sale prices of the common stock for the five trading days ending on the third business day prior to the applicable purchase date if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day prior to the measurement date. The price as determined will be appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the relevant five trading day period and ending on the purchase date, of any events that would result in an adjustment of the conversion rate then in effect for the notes as described under “—Conversion Rights” on page 16.

        The “sale price” of the common stock of Omnicom Group Inc. on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal United States securities exchange on which the common stock is then traded or, if the common stock is not listed on a United States national or regional securities exchange, then the issuers will use the prices as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated or otherwise as provided in the indenture.

        Because the market price of the common stock of Omnicom Group Inc. is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of such common stock to be received from the date such market price is determined to such purchase date. The issuers, or the designated institution, as the case may be, may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

        Upon determination of the actual number of shares of common stock of Omnicom Group Inc. to be issued for each $1,000 initial principal amount at maturity of notes in accordance with the foregoing provisions, the issuers will promptly notify the holders of notes thereof and use their respective reasonable best efforts to post this information on Omnicom Group Inc.’s web site or, at their option, otherwise publicly disclose this information.

        Omnicom Group Inc., or the designated institution, as the case may be, will pay cash based on the market price for all fractional shares of common stock of Omnicom Group Inc. in the event the issuers elect to deliver common stock in payment, in whole or in part, of the purchase price.

        In addition to the above conditions, the right of the issuers or the designated institution, as the case may be, to purchase notes, in whole or in part, with common stock of Omnicom Group Inc. is subject to Omnicom Group Inc. satisfying various conditions, including:

•	listing of such common stock on the principal United States securities exchange on which Omnicom Group Inc.’s common stock is then listed or, if not so listed, on Nasdaq;

22

•	the registration of the common stock under the Securities Act and the Exchange Act, if required; and
•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

        If these conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, the issuers, or the designated institution, as the case may be, will be required to pay the purchase price of the notes to the holder entirely in cash. See “Federal Income Tax Considerations—Disposition or Conversion” on page 33. Neither the issuers nor the designated institution may change the form or components or percentages of components of consideration to be paid for the notes once the issuers have given the notice that the issuers are required to give to holders of notes, except as described in the first sentence of this paragraph.

        In connection with any purchase offer, the issuers, or the designated institution, as the case may be, will

•	comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable; and
•	file a Schedule TO or any other required schedule under the Exchange Act, if required.

        The issuers’ obligation, or the obligation of the designated institution, as the case may be, to pay the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

        If on any purchase date, the notes are purchased in accordance with the terms of the indenture, then, immediately after the purchase date, whether or not the note is delivered to the paying agent, the holder exercising its right to require the issuers to purchase such notes will cease to be entitled to any contingent additional principal or contingent cash interest that may be payable or then be accruing and all other rights of that holder will terminate, other than the right to receive the purchase price upon delivery of the note.

        The issuers’ ability to purchase notes may be limited by the terms of their then-existing borrowing agreements.

        The issuers may not purchase any notes for cash at the option of holders if an event of default with respect to the notes has occurred and is continuing, other than a default in the payment of the purchase price with respect to such notes.

Purchase of Notes at Option of Holders upon Change in Control of Omnicom Group Inc.

        In the event of a change in control of Omnicom Group Inc. occurring on or prior to June 15, 2010, each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require the issuers to purchase for cash all or any portion of the holder’s notes, at a price equal to $1,000 per note. The issuers will be required to purchase the notes as of the date that is 35 business days after the occurrence of such change in control. This date is referred to as the “change in control purchase date.”

        In addition, if at least 90% in aggregate principal amount of the notes outstanding immediately prior to the change of control are purchased on the change in control purchase date, the issuers may, within 90 days following the change in control purchase date, at their option, redeem all of the remaining notes at a redemption price equal to $1,000 per note.

        Within 15 days after the occurrence of a change in control of Omnicom Group Inc., the issuers must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state:

•	the events causing the change in control of Omnicom Group Inc.;
•	the date of the change in control;
•	the last date on which a holder may exercise the purchase right;
•	the change in control purchase price;
•	the change in control purchase date;
•	the name and address of the paying agent and the conversion agent;
•	the conversion rate and any adjustments to the conversion rate;

23

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and
•	the procedures that holders must follow to exercise these rights.

        To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date. The required purchase notice upon a change in control must state:

•	the certificate numbers of the notes to be delivered by the holder;
•	the initial principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and
•	that the issuers are to purchase such notes pursuant to the applicable provisions of the notes.

        A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

•	the initial principal amount at maturity of the notes being withdrawn;
•	the certificate numbers of the notes being withdrawn; and
•	the initial principal amount at maturity, if any, of the notes that remain subject to a change in control purchase notice.

        The issuers’ obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

        If on any change in control purchase date, notes are purchased in accordance with the terms of the indenture, then, immediately after the change in control purchase date, whether or not the note is delivered to the paying agent, the holder exercising its right to require the issuers to purchase such notes will cease to be entitled to contingent additional principal or contingent additional interest, if any, and all other rights of that holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

        Under the indenture, a “change in control” of Omnicom Group Inc. is deemed to have occurred at such time as:

•	any person, including its affiliates and associates, other than Omnicom Group Inc., its subsidiaries or their employee benefit plans, files a Schedule 13D or TO (or any successor schedules, forms or reports under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of Omnicom Group Inc.’s common stock or other capital stock into which Omnicom Group Inc.’s common stock is reclassified or changed, with limited exceptions; or
•	any consolidation, merger or share exchange of Omnicom Group Inc. shall have been consummated under which the common stock would be converted into cash, securities or other property, in each case other than a consolidation, merger or share exchange of Omnicom Group Inc. in which the holders of Omnicom Group Inc.’s common stock immediately prior to the consolidation, merger or share exchange have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of ordinary voting stock of the continuing or surviving corporation immediately after the consolidation, merger or share exchange.

        The indenture does not permit the issuers’ respective boards of directors to waive their respective obligations to purchase notes at the option of holders in the event of a change in control.

        In connection with any purchase offer in the event of a change in control, the issuers will:

•	comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable; and
•	file a Schedule TO or any other required schedule under the Exchange Act, if required.

24

        The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of Omnicom Group Inc. The change in control purchase feature, however, is not the result of the issuers’ knowledge of any specific effort:

•	to accumulate shares of common stock of Omnicom Group Inc.;
•	to obtain control of Omnicom Group Inc. by means of a merger, tender offer, solicitation or otherwise; or
•	part of a plan by management to adopt a series of anti-takeover provisions.

        Instead, the change in control purchase feature is a standard term contained in other notes offerings that have been marketed by the initial purchasers and other investment banks. The terms of the change in control purchase feature resulted from negotiations between JPMorgan and Omnicom Group Inc.

        Omnicom Group Inc. could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of its (or its subsidiaries’) outstanding indebtedness. See “Risk Factors Relating to the Notes—The Lack of Covenants Applicable to the Notes May Not Afford Protection in Some Circumstances” on page 7.

        The issuers may not purchase notes at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Events of Default

        The following will be events of default for the notes:

(1)	default in payment of the principal amount at maturity, contingent additional principal, redemption price, purchase price or change in control purchase price with respect to any note when such becomes due and payable;

(2)	default in payment of any contingent cash interest, which default continues for 30 days;

(3)	the issuers’ failure to comply with any of their respective other agreements in the notes or the indenture upon receipt by them of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding and their failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

(4)	(A) the issuers’ failure to make any payment by the end of any applicable grace period after maturity of their respective indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of the issuers for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount (taken together with amounts in (B)) in excess of $100 million and continuance of such failure, or (B) the acceleration of their respective indebtedness in an amount (taken together with the amounts in (A)) in excess of $100 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to the issuers by the trustee or to the issuers and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding; however, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or

(5)	certain events of bankruptcy or insolvency affecting Omnicom Group Inc., Omnicom Capital or certain of Omnicom Group Inc.’s subsidiaries.

        If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the initial principal amount at maturity of the notes, plus any accrued and unpaid contingent cash interest and contingent additional principal through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, which would constitute an event of default, the initial principal amount at maturity of the notes plus accrued and unpaid contingent cash interest and contingent additional

25

principal will automatically become immediately due and payable. The holders of a majority in aggregate principal amount at maturity of the notes then outstanding, by notice to the trustee, and without notice to any other holder, may rescind an acceleration and its consequences if:

•	the rescission would not conflict with any judgment or decree;
•	all existing events of default have been cured or waived, except any nonpayment of the initial principal amount at maturity plus accrued and unpaid contingent cash interest and contingent additional principal that have become due solely as a result of acceleration; and
•	all amounts due to the trustee have been paid.

        No rescission shall affect any subsequent default or impair any right consequent to the rescission.

        In some circumstances the holders of a majority in aggregate principal amount at maturity of the notes then outstanding, by notice to the trustee, and without notice to any other holder, may waive an existing default and its consequences. When a default is waived, it is deemed cured, but no waiver will extend to any subsequent or other default or impair any consequent right.

        The holders of a majority in aggregate principal amount at maturity of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines in good faith is unduly prejudicial to the rights of other holders or would involve the trustee in personal liability unless the trustee is offered indemnity satisfactory to it against loss, liability or expense.

        A holder may not pursue any remedy with respect to the indenture or the notes unless:

•	the holder gives the trustee written notice stating that an event of default is continuing;
•	the holders of at least 25% in aggregate principal amount at maturity of the notes then outstanding make a written request to the trustee to pursue the remedy;
•	the holder or holders offer to the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense;
•	the trustee does not comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and
•	the holders of a majority in aggregate principal amount at maturity of the notes then outstanding do not give the trustee a direction inconsistent with the request during such 60-day period.

        A holder may not use the indenture to prejudice the rights of any other holder or to obtain a preference or priority over any other holder.

        Under the indenture, the issuers are required to deliver to the trustee, within five business days of becoming aware of the occurrence of an event of default, written notice of the event of default. In addition, the issuers are required to deliver to the trustee written notice of any event which with the giving of notice or the lapse of time, or both, would become an event of default as a result of their failure to comply with any of their other agreements in the notes or the indenture upon receipt of notice of such default or our failure to make any payment by the end of the applicable grace period after maturity of indebtedness, the status of any such event and what action the issuers are taking or propose to take with respect thereto.

        If the trustee collects any money as a result of an event of default, it shall pay out the money in the following order:

first: to the trustee for amounts due as compensation, reimbursement or indemnification;

second: to holders for amounts due and unpaid on the notes for the principal amount at maturity, initial principal amount at maturity plus contingent additional principal, redemption price, purchase price, change in control purchase price or contingent cash interest, if any, as the case may be, and ratably, without preference or priority of any kind, according to such amounts due and payable on the notes; and

third: pro rata to the issuers, if any balance remains.

26

        The trustee may fix a record date and payment date for any payment to holders. At least 15 days before such record date, the trustee is required to mail to each holder and to the issuers a notice that states the record date, the payment date and the amount to be paid.

Mergers and Sales of Assets

        The indenture provides that the issuers may not consolidate with or merge into any person or convey, transfer or lease their respective properties and assets substantially as an entirety to another person, unless, among other things:

•	the resulting, surviving or transferee person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and such entity assumes all such issuer’s obligations under the notes and the indenture; and
•	such issuer or successor entity will not immediately following the transaction be in default under the indenture.

        Upon the assumption of such issuer’s obligations by a successor corporation in such circumstances, subject to limited exceptions contained in the indenture, the issuers will be discharged from all obligations under the notes and the indenture. Although these types of transactions are permitted under the indenture, some of these types of transactions occurring on or prior to June 15, 2010 could constitute a change in control of Omnicom Group Inc. as described above for purposes of the notes. In this circumstance, holders could require the issuers to purchase their notes as described above.

Modification

        The issuers and the trustee may modify or amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, the consent of the holders of each outstanding note would be required to:

•	alter the obligations of the issuers to pay contingent cash interest (except that the issuers may increase the amount thereof without the consent of the trustee or the holders);
•	make any note payable in money or securities other than that stated in the note;
•	alter the stated maturity of any note;
•	reduce the principal amount at maturity, contingent additional principal, redemption price, purchase price or change in control purchase price with respect to any note;
•	make any change that adversely affects the right of a holder to receive shares of common stock of Omnicom Group Inc. upon surrendering a note for conversion;
•	make any change that adversely affects the right to require the issuers to purchase a note;
•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; and
•	change the provisions in the indenture that relate to modifying or amending the indenture.

        Without the consent of any holder of notes, the issuers and the trustee may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to either of the issuers and the assumption by that successor of such issuer’s obligations under the indenture and the notes;
•	to add covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon the issuers;
•	to secure the issuers’ obligations in respect of the notes;
•	to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act and the qualification of the notes under the Trust Indenture Act of 1939 as contemplated by the indenture;
•	to cure any ambiguity or inconsistency in the indenture; or
•	to make any change that does not adversely affect the rights of any holder of the notes.

27

The holders of a majority in aggregate principal amount at maturity of the notes then outstanding may, on behalf of the holders of all notes:
•	waive compliance by the issuers with restrictive provisions of the indenture, as detailed in the indenture; and
•	waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, contingent additional principal, redemption price, purchase price, change in control purchase price or obligation to deliver common stock of Omnicom Group Inc. upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Calculations in Respect of Notes

        The issuers will be responsible for making all calculations called for under the notes. See “—Conversion Rights” on page 16. These calculations include, but are not limited to, determination of the market prices of the notes and of Omnicom Group Inc.’s common stock, amounts of tax original issue discount, and amounts of contingent cash interest and contingent additional principal, if any, payable on the notes. The issuers will make all these calculations in good faith and, absent manifest error, these calculations will be final and binding on holders of notes. The issuers will provide a schedule of their calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Information Concerning the Trustee

        JPMorgan Chase Bank, N.A. an affiliate of J.P. Morgan Securities Inc., one of the initial purchasers, is the trustee, registrar, paying agent and conversion agent.

        The indenture provides that, except during the continuance of an event of default, the trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee is required to exercise the rights and powers vested in it by the indenture, and to use the same degree of care and skill in its exercise of those rights and powers as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of either of the issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions, provided that if the trustee acquires any conflicting interests, as described in the Trust Indenture Act, the trustee must eliminate the conflict or resign.

        The trustee is required to deliver notice of all defaults to the holders within 90 days after the occurrence, unless the defaults shall have been cured before the giving of the notice. However, in the case of a default in the payment of principal of, or interest on, or other similar obligation with respect to, the notes, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or trustees and/or responsible officers of the trustee in good faith determines that the withholding of the notice is in the interest of holders of the notes.

        A trustee may at any time resign by giving written notice of resignation to the issuers and to the holders. Upon receiving a notice of resignation, the issuers will be required to promptly appoint a successor trustee. If no successor trustee is appointed within 30 days after the mailing of the notice of resignation, the resigning trustee or any holder who has been a bona fide holder of a note for at least six months may, subject to the provisions of the indenture, petition any court of competent jurisdiction for the appoint of a successor trustee.

        The issuers may remove a trustee and appoint a successor trustee if:

•	the trustee fails to comply with the provisions relating to any conflict of interest after written request made by the issuers or by any holder who has been a bona fide holder of notes for at least six months;
•	the trustee ceases to be eligible in accordance with the provisions contained in the indenture and the trustee fails to resign after requested to by the issuers or any holder;

28

•	the trustee becomes incapable of acting or is adjudged a bankrupt or insolvent, or a receiver or liquidator for the trustee or its property is appointed, or any public officer takes charge or control of the trustee or its property or affairs for the purpose of rehabilitation, conservation or liquidation; or
•	the issuers determine that the trustee has failed to perform its obligations under the indenture in any material respect.

        If the issuers fail to remove the trustee, any holder who has been a bona fide holder of a note for at least six months may petition a court of competent jurisdiction for the removal of the trustee and the appointment of a successor trustee. In addition, the holders of a majority in aggregate principal amount at maturity of the notes outstanding may at any time remove a trustee and appoint a successor trustee by delivering notice to the trustee to be removed, the successor trustee and the issuers. Any resignation or removal of the trustee and any appointment of a successor trustee will become effective upon acceptance of appointment by the successor trustee.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Miscellaneous

        The issuers or their affiliates may from time to time purchase the securities offered in this prospectus which are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF OMNICOM GROUP INC.’S CAPITAL STOCK

        The following briefly summarizes the material terms of Omnicom Group Inc.’s capital stock. You should read its certificate of incorporation, a copy of which may be obtained as described under “Where You Can Find More Information” on page 40, for more detailed information that may be important to you.

        Omnicom Group Inc. is authorized to issue 1.0 billion shares of common stock, par value $0.15 per share, of which 171.8 million shares were outstanding on July 31, 2006, and 7.5 million shares of preferred stock at $1.00 per share, none of which is outstanding.

        Each share of common stock entitles the holder to one vote for the election of directors and for all other matters to be voted on by holders of Omnicom Group Inc.’s common stock. Holders of Omnicom Group Inc.’s common stock may not cumulate their votes in the election of directors. All shares of Omnicom Group Inc.’s common stock have equal rights and are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor, but only after payment of dividends required to be paid on any outstanding shares of preferred stock. All shares of common stock share ratably upon liquidation in the assets available for distribution to shareholders after payments to creditors and provision for the preference of any preferred stock. Omnicom Group Inc. is not aware of any restrictions on its present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by Omnicom Capital, Omnicom Group Inc. is subject to certain covenants requiring that it satisfy certain financial tests in order to pay dividends. The shares of Omnicom Group Inc.’s common stock are not subject to call or assessment, have no preemptive or other subscription rights or conversion rights and cannot be redeemed. Omnicom Group Inc.’s shareholders can remove a director only by an affirmative two-thirds vote of all outstanding voting shares. A two-thirds vote of all outstanding voting shares is also required to amend its by-laws or some of the provisions of its certificate of incorporation and to change the number of directors comprising the full board. The board of directors has power to amend the by-laws or change the number of directors comprising the full board.

        Omnicom Group Inc. may issue preferred stock in series having whatever rights and preferences the board of directors may determine without the approval of its shareholders. One or more series of preferred stock may be made convertible into common stock at rates determined by the board of directors, and preferred stock may be given priority over common stock in payment of dividends, rights on liquidation, voting and other rights.

        As of June 30, 2006, Omnicom Group Inc. had a total of $2,206.8 million aggregate principal amount of convertible notes outstanding, including $847 million of senior unsecured debentures with a scheduled maturity in 2031, $892.3 million of senior unsecured debentures with a scheduled maturity of 2032, $39.4 million of senior unsecured debentures with a scheduled maturity of 2033 and $428.1 million of senior unsecured debentures with a scheduled maturity of 2038. The 2031 notes and the 2032 notes are convertible into shares of Omnicom Group Inc.’s

29

common stock at a conversion price of $110.01 per share, subject to adjustment in certain events. The 2033 notes and the 2038 notes are convertible into shares of Omnicom Group Inc.’s common stock at a conversion price of $103.00 per share, subject to adjustment in certain events.

        The transfer agent and registrar for Omnicom Group Inc.’s common stock is ChaseMellon Shareholder Services. Omnicom Group Inc.’s common stock is listed on the New York Stock Exchange under the symbol “OMC.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This is a summary of material United States federal income tax considerations relevant to holders of notes and shares of common stock received upon a conversion of notes. This summary is based upon the Internal Revenue Code of 1986 (which the issuers refer to as the Code), the United States federal income tax regulations promulgated or proposed under the Code (the “Treasury Regulations”), Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, and different interpretations. No statutory, regulatory, administrative or judicial authority directly addresses the treatment of the notes for United States federal income tax purposes, although a published IRS ruling on the treatment of notes similar to the notes is consistent with the treatment described herein. However, there can be no assurance that the IRS will not challenge one or more of the conclusions described herein, and the issuers have not obtained, nor do they intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring or holding notes, nor except as specifically stated below, have the issuers obtained, nor do they intend to obtain, an opinion of counsel with respect to the tax consequences of acquiring or holding notes.

        This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a holder, such as a holder subject to the alternative minimum tax provisions of the Code. Also, it is not intended to address specific considerations relevant to persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, pension funds, tax exempt investors, dealers in securities and currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain U.S. expatriates, persons holding notes as hedges or as positions in a “straddle,” “hedge,” “conversion,” constructive sale transactions or other integrated transaction for tax purposes, partnerships and other pass-through entities, U.S. Holders (as defined below) whose “functional currency” is not the United States Dollar and certain Non-U.S. Holders (as defined below) subject to special rules under the Code, such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.”

        This summary does not discuss any reporting requirements of or other consequences under the Treasury Regulations relating to certain tax shelter transactions. This summary also does not discuss the tax consequences arising under tax laws other than the United States federal income tax laws, including the laws of any state, local or foreign jurisdiction. In addition, this summary is limited to beneficial owners of notes who hold the notes and common stock into which the notes may be converted as “capital assets” within the meaning of the United States federal income tax laws.

        Persons considering the purchase, ownership, conversion or other disposition of notes should consult their own tax advisors regarding the federal income tax consequences to them in their particular circumstances, and consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        For purposes of this summary, a “U.S. Holder” is a beneficial owner of the notes who or which is:

•	a citizen or individual resident of the United States, as defined in Section 7701(b) of the Code;
•	a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate if its income is subject to United States federal income taxation regardless of its source; or
•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

        Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. trust prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a beneficial owner of notes or shares of common stock received upon a conversion of notes that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes.

30

        If a partnership, including any entity treated as a partnership for federal income tax purposes, holds notes or common stock received upon a conversion of notes, then the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partners and partnerships are urged to consult with their own tax advisors concerning the United States federal income tax consequences of holding and disposing of notes or shares of common stock received upon a conversion of notes, as the case may be.

Opinion as to United States Federal Income Tax Treatment

        The issuers have been advised by their counsel, Jones Day, on August 9, 2006 that, in their opinion, the notes will be treated as debt instruments that are subject to Treasury Regulations governing contingent payment debt instruments (which are referred to as the “CPDI regulations”) for United States federal income tax purposes. Consistent with that opinion, pursuant to the terms of the indenture, the issuers and each noteholder agreed to treat the notes as debt instruments with original issue discount under the CPDI regulations as described below.

Original Issue Discount

        Under the CPDI regulations, for United States federal income tax purposes, U.S. Holders of notes will be required to accrue interest income on the notes, regardless of whether the holder uses the cash or accrual method of accounting, in amounts described below for each taxable year the holder holds the note. Accordingly, U.S. Holders may be required to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes and in excess of any contingent cash interest payments actually received in that year.

        The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount, for United States federal income tax purposes for each accrual period prior to and including the maturity date of the notes. The amount required to be accrued equals the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year on which the holder holds the note, adjusted if necessary as described below. In general, the daily portion is (1) the sum of the issue price of the note plus all accrued interest, determined without regard to any adjustments to interest accruals described below, and minus the amounts of projected scheduled payments for prior periods at the beginning of each six-month accrual period (as defined below), multiplied by (2) the comparable yield to maturity (as defined below) on the note, divided by (3) the number of days in the accrual period. Under these rules, holders may have to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Any amount included in income as original issue discount will increase a holder’s tax basis in the note. The “issue price”in the case of the 2033 notes is the initial price at which a substantial amount of notes were sold to investors (excluding bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) for money. In the case of the 2038 notes, the issuers have taken the positions that (1) the adoption of the supplemental indenture and the exchange of 2033 notes for 2038 notes constitute a “significant modification” of the 2033 notes within the meaning of the Treasury Regulations and (2) the 2038 notes were traded during the 30-day period beginning on the date of their issuance. Based on these positions, the issue price of a 2038 note equals its fair market value as of its issue date. U.S. Holders are urged to consult with their own tax advisors regarding the determination of the issue price of the 2038 notes.

        Based on the advice of their counsel, Jones Day, the issuers intend to treat the “comparable yield” as the greater of the annual yield they would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, or the applicable federal rate (based on the overall maturity of the notes offered hereby). Based on the advice of their financial advisors, the issuers intend to take the position that the comparable yield for the notes is 4.60%, in the case of the 2033 notes, and 7.34%, in the case of the 2038 notes, compounded semi-annually. Presently, the specific yield, however, is not entirely clear, and the actual rate reported could vary from 4.60% or 7.34%, as the case may be. If this determination of the comparable yield were successfully challenged by the IRS, then the redetermined yield could be materially greater or less than the comparable yield which the issuers have determined.

31

        The issuers will be required to furnish annually to the IRS and to certain noncorporate U.S. Holders information regarding the amount of the original issue discount on the notes attributable to that year. The issuers will calculate and report original issue discount on the notes based upon six-month accrual periods ending on the maturity day of the notes. The issuers will also be required to furnish to holders a schedule of projected payments which the issuers will use in computing the amounts of original issue discount on the notes. In this schedule, the issuers will include estimates (for purposes of computing the original issue discount only) of payments of contingent cash interest that the issuers will make, and of a payment at maturity, taking into account the conversion feature and the contingent additional principal. Under the CPDI regulations, this schedule must produce the comparable yield. The issuers’determination of the schedule of projected payments is set forth in the indenture.

        For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the notes, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that the issuers’comparable yield or schedule of projected payments is unreasonable.

        THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF NOTES.

Adjustments to Interest Accruals on the Notes

        If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, and/or the amount of a future contingent payment is established in an amount greater than the projected amount, then the U.S. Holder will incur a “positive adjustment” under the CPDI regulations. If a U.S. Holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year and/or the amount of a future contingent payment is established in an amount less than the projected amount, then the U.S. Holder will incur a “negative adjustment” under the CPDI regulations. The difference between the positive adjustments and the negative adjustments for any year is the “net positive adjustment” (if positive) or the “net negative adjustment” (if negative). The U.S. Holder will treat a “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including shares of common stock of Omnicom Group Inc.) received in that year.

        A net negative adjustment will (1) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to any extent such interest was offset by prior net negative adjustments.

        If a U.S. Holder that is a subsequent purchaser of notes has a tax basis in such purchaser’s notes (discussed below) that differs from the adjusted issue price of such notes on the purchase date, then such a holder must, upon acquiring notes, reasonably allocate this difference among the remaining daily portions of interest on such notes and the projected payments over the remaining term of the notes. If such a subsequent purchaser’s tax basis is less than the adjusted issue price on the purchase date (e.g., the holder purchased the notes at a discount), then the amounts allocated are treated as positive adjustments on the dates that the daily portions of interest accrue or the projected payments are made, as applicable. If such subsequent purchaser’s tax basis exceeds the adjusted issue price on the purchase date (e.g., the holder purchased the notes at a premium), then the amounts allocated are treated as negative adjustments on the dates the daily portions of interest accrue or the projected payments are made, as applicable. U.S. Holders that are subsequent purchasers of notes should consult their tax advisors regarding such potential allocations and adjustments.

32

Disposition or Conversion

        Generally, the sale, exchange or conversion of a note, or the redemption of a note for cash, will result in taxable gain or loss to a U.S. Holder. As described above, the issuers’ calculation of the comparable yield and the schedule of projected payments for the notes takes into account the receipt of stock upon conversion and contingent additional principal as contingent payments with respect to the notes. Accordingly, the issuers intend to treat the receipt of our common stock of Omnicom Group Inc. by a U.S. Holder upon the conversion of a note, as well as any contingent additional principal, as contingent payments under the CPDI regulations. Pursuant to the issuers’ treatment of the notes as contingent payment debt instruments under the CPDI regulations as described above and the holders’ agreement to be bound by the issuers’determination, gain or loss upon a sale, exchange, redemption or conversion of a note will generally be recognized as ordinary interest income or ordinary loss, except that loss, if any, realized in excess of the amount of previously accrued original issue discount will be capital loss. Capital loss deductions are subject to limitations under the United States federal income tax laws. In the event of an exchange of notes for common stock of Omnicom Group Inc., upon conversion or otherwise, it is possible that any such capital loss might not be deductible. Holders should consult their tax advisors regarding the deductibility of any such capital loss.

        The holder’s realized gain or loss will be measured by the difference between the total value of the consideration received for the note (including the fair market value of our common stock) and the holder’s tax basis in the note. A U.S. Holder’s adjusted tax basis in a note (other than a 2038 note received in exchange for a 2033 note) on any given date will equal such holder’s original purchase price for the note, subject to adjustments. These adjustments include (1) an increase for any interest income previously accrued by the U.S. Holder under the CPDI regulations as described above (other than any positive or negative adjustments reflecting discount or premium on a subsequent purchase of notes, which increase or decrease tax basis), determined without regard to any net positive or negative adjustments to interest accruals described above, and (2) a decrease equal to the amount of any projected payments, as described above, scheduled to be made on the notes for prior accrual periods to the holder through that date without regard to the actual amount paid. A holder’s adjusted tax basis in a 2038 note received in the exchange of 2033 notes for 2038 notes (the “exchange”) is unclear and depends upon (a) whether the exchange constituted a recapitalization for tax purposes and (b) whether the consent fee paid to consenting holders in the exchange is treated as additional consideration for the exchange of 2033 notes or as separate consideration for consenting to the exchange and the supplemental indenture. U.S. Holders should consult their own tax advisors regarding the determination of their tax basis in any 2038 notes received in the exchange.

        Upon conversion of a note for shares of common stock, any accrued and unpaid interest on such note will be deemed to be paid by the receipt of such shares. In general, a holder’s tax basis in any common stock of Omnicom Group Inc. received in exchange for a note (including any fractional shares for which cash is received) will be the fair market value of the stock at the time of the exchange. The holding period for common stock received in the exchange will commence on the day following the date of the exchange.

Dividends on Shares of Common Stock

        Distributions to a U.S. Holder on shares of common stock received in exchange for notes will be treated as dividends to the extent payable out of Omnicom Group Inc.’s current and accumulated earnings and profits, as determined under United States federal income tax principals, as of the end of the taxable year of the distribution.

        To the extent that a U.S. Holder receives a distribution on shares of common stock that would have constituted a dividend for United States federal income tax purposes had it not exceeded Omnicom Group Inc.’s current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, which reduces the holder’s tax basis in its shares of common stock, and thereafter will be treated as capital gain.

        Dividends received by a non-corporate U.S. Holder on shares of common stock in taxable years beginning on or before December 31, 2008 will be subject to tax at preferential rates, provided that certain conditions are satisfied. Dividends paid and constructive dividends deemed paid to corporate U.S. Holders may qualify for a dividends-received deduction, provided that certain conditions are satisfied.

Constructive Dividend

        If at any time Omnicom Group Inc. makes a distribution of property to its shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with

33

the anti-dilution provisions of the notes, the conversion rate of the notes is increased or if the conversion rate is increased at the issuers’ discretion, such increase may be deemed to be the payment of a taxable distribution to holders of the notes.

        For example, an increase in the conversion rate in the event of distributions of evidences of indebtedness or assets of the issuers or in the event of an extraordinary cash dividend will generally result in deemed taxable distribution treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. However, there will be no deemed distribution treatment for regular cash dividends because there will be no adjustment therefor under the anti-dilution provisions of the notes.

        Any such deemed distributions would be treated, at the time of the conversion rate adjustment, as either taxable dividends, a return of capital or capital gain, as described under the heading “—Dividends on Shares of Common Stock” above. The amount of any such deemed distribution taxable as a dividend to a U.S. Holder upon a conversion of notes as a result will increase the tax basis in such holder’s notes. Alternatively, a conversion rate adjustment could be viewed as not resulting in a deemed distribution to the holders of notes, in which case, any additional cash or shares of common stock received upon a conversion of the notes as a result of such an adjustment would be taken into account as a contingent payment under the CPDI regulations. Holders of notes should consult their own tax advisors regarding the tax consequences to them of an adjustment in the conversion rate of the notes.

Sale or Other Disposition of Common Stock

        Unless a nonrecognition provision applies, gain or loss realized by a U.S. Holder upon the sale or other disposition of common stock received upon conversion of a note generally will be recognized as capital gain or loss for United States federal income tax purposes and, if the U.S. Holder held the disposed shares for more than one year, long term capital gain or loss. The amount of the U.S. Holder’s gain or loss will be equal to the difference between (i) the amount of cash and the fair market value of any property received in exchange for the disposed shares and (ii) the U.S. Holder’s adjusted tax basis in the common stock. Long term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital loss is subject to limitations.

Treatment of Non-U.S. Holders

        All payments on the notes made to a Non-U.S. Holder, including a payment in common stock of Omnicom Group Inc. pursuant to a conversion (other than possibly a portion of any such payment that is attributable to certain adjustments of the conversion rate), and any gain realized on a sale or exchange of the notes, will be exempt from United States federal income or withholding tax, provided that: (1) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of Omnicom Group Inc.’s stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Omnicom Group Inc. through stock ownership; (2) the statement requirement set forth in Section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (3) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; (4) common stock of Omnicom Group Inc. continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE); and (5) Omnicom Group Inc. is not and has not been a U.S. real property holding corporation (“USRPHC”) within the meaning of section 897(c)(2) of the Code. Omnicom Group believes that it is not and never has been a USRPHC, nor do we anticipate becoming one.

        The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address.

        If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on the interest and on any gain realized on the sale or exchange of the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

34

        Dividends paid to a Non-U.S Holder on common stock received upon a conversion of notes generally will be subject to United States withholding tax at a gross rate of 30%, subject to an exemption or reduction under an applicable income tax treaty, unless the dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. Non-U.S. Holders must meet certification requirements to claim a reduction or exemption from withholding tax pursuant to an applicable income tax treaty, which may be satisfied by providing an IRS Form W-8BEN. If a Non-U.S. Holder is engaged in a trade or business within the United States and if dividends are effectively connected with the conduct of such trade or business then such a holder generally will be taxed on dividends in the same manner as a U.S. Holder, as described under the heading “—Dividends on Shares of Common Stock” above, and will be required to provide an IRS Form W-8ECI to claim any exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its gross effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        A Non-U.S. Holder generally will not be subject to United States federal income and withholding tax on gain realized on a sale or other disposition of common stock received upon a conversion of notes unless (1) the gain is effectively connected by such Non-U.S. Holder of a trade or business within the United States, (2) in the case of a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met or (3) Omnicom Group Inc. is or has been a USRPHC at any time within the shorter of the five year period preceding such disposition and the holder’s holding period in the disposed common stock.

Backup Withholding and Information Reporting

        Information reporting will apply to any payments, including a payment of shares of common stock of Omnicom Group Inc. pursuant to a conversion or of interest, the issuers may make on, or the proceeds of the sale or other disposition or retirement of, the notes or dividends on shares of common stock of Omnicom Group Inc. with respect to certain noncorporate holders, and backup withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder’s United States federal income tax, if the required information is provided to the IRS.

SELLING SECURITYHOLDERS

        The notes were originally issued by Omnicom Group Inc. and sold to J.P. Morgan Securities Inc., Goldman, Sachs & Co., Citigroup Global Markets, Inc., HSBC Securities (USA) Inc., SG Cowen Securities Corp., ABN AMRO Rothschild LLC and Barclays Capital Inc., to whom the issuers refer to elsewhere in this prospectus as the “initial purchasers,” in transactions exempt from the registration requirements of the federal securities laws. The initial purchasers resold the notes to persons reasonably believed by them to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion and/or redemption of the notes. Set forth below are the names of each selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock of Omnicom Group Inc. into which such notes are convertible, each to the extent known to the issuers as of the date of this prospectus. Unless set forth below, none of the selling securityholders has had a material relationship with the issuers or any of their respective predecessors or affiliates within the past three years.

        Any or all of the notes or common stock of Omnicom Group Inc. listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock of Omnicom Group Inc. that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act.

35

Name	Aggregate Principal Amount of Notes at Maturity that may be sold	Percentage of Notes Outstanding	Common Stock Owned Prior to Conversion		Common Stock Registered Hereby(1)
ADI Alternative Investments	$16,500,000	3.53	—		160,193
ADI Alternative Investments c/o Kallista Master Fund	11,500,000	2.46	—		111,650
Advisory Convertible Arbitrage (I) L.P.	1,000,000	*	—		9,708
AG Domestic Convertibles, Ltd.	9,800,000	2.10	—		95,145
AG Offshore Convertibles, Ltd.	18,200,000	3.89	—		176,698
Akanthos Arbitrage Master Fund, L.P.(2)	12,500,000	2.67	—		121,358
Allstate Insurance Company	1,000,000	*	215,600	(3)	9,708
Allstate Life Insurance Company	2,000,000	*	215,600	(4)	19,417
Amaranth L.L.C.	39,800,000	8.51	2,600		386,406
American Investors Life Insurance Co.	500,000	*	—		4,854
Amerisure Mutual Insurance Company	600,000	*	—		5,825
AmerUs Life Insurance Co.	2,500,000	*	—		24,271
Arbitex Master Fund, L.P.	14,500,000	3.10	—		140,776
Aristeia International Limited	24,225,000	5.18	—		235,193
Aristeia Trading LLC	5,775,000	1.24	—		56,067
Banc of America Securities, LLC	1,700,000	*	—		16,504
Bancroft Convertible Fund, Inc.	1,000,000	*	—		9,708
Bank of America Pension Plan	2,000,000	*	—		19,417
Barclays Global Investors Ltd.	500,000	*	—		4,854
Bear, Stearns & Co. Inc.(5)	207,000	*	—		2,009
BNP Paribas Securities Corp.	23,500,000	5.03	—		228,154
Canadian Imperial Holdings Inc.(6)	15,000,000	3.21	—		145,630
Canyon Capital Arbitrage Master Fund, Ltd.	5,850,000	1.25	—		56,795
Canyon Value Realization Fund (Cayman), Ltd.	7,995,000	1.71	—		77,621
Canyon Value Realization Fund, L.P.	2,925,000	*	—		28,397
Canyon Value Realization MAC 18, Ltd. (RMF)	1,170,000	*	—		11,359
CC Convertible Arbitrage, Ltd.	2,000,000	*	—		19,417
CGNU Life Fund	700,000	*	—		6,796
Citigroup Global Markets Inc.(7)	1,145,000	*	—		11,116
Clinton Convertible Managed Trading Account I Limited	735,000	*	—		7,135
Clinton Multistrategy Master Fund, Ltd.	6,780,000	1.45	—		65,824
Clinton Riverside Convertible Portfolio Limited(8)	8,220,000	1.76	—		79,805
CNH CA Master Account, L.P.	1,000,000	*	—		9,708
Commercial Union Life Fund	800,000	*	—		7,766
Consulting Group Capital Market Funds	500,000	*	—		4,854
CQS Convertible & Quantitative Strategies Master Fund Limited	5,750,000	1.23	—		55,825
Credit Industriel D’Alsace Lorraine (C.I.A.L.)	13,750,000	2.94	—		133,494
Credit Lyonnais Securities (USA) Inc.	7,500,000	1.60	—		72,815
Credit Suisse First Boston Europe Limited(9)	4,505,000	*	—		43,738
Credit Suisse First Boston LLC(10)	5,000,000	1.07	—		48,543
DBAG London	5,000,000	1.07	—		48,543
Deeprock & Co.	1,000,000	*	—		9,708
Duckbill & Co.	1,000,000	*	—		9,708
Ellsworth Convertible Growth & Income Fund, Inc.	1,000,000	*	—		9,708
Gaia Offshore Master Fund Ltd.	10,700,000	2.29	—		103,883
General Motors Welfare Benefit Trust	1,000,000	*	—		9,708
Geode U.S. Convertible Arbitrage Fund	3,000,000	*	—		29,126
Georgia Municipal Employee Benefit System	773,000	*	—		7,504
GLG Market Neutral Fund	37,750,000	8.07	—		366,503
Global Bermuda Limited Partnership	1,400,000	*	—		13,592
GMAM Group Pension Trust I	500,000	*	—		4,854
Goldman Sachs & Co.(11)	10,000,000	2.14	89,238		97,087
Goldman Sachs & Co. Profit Sharing Master Trust	170,000	*	—		1,650
Government of Singapore Investment Corporation Pte Ltd.	2,000,000	*	1,488,282		19,417
Hamilton Multi-Strategy Master Fund, LLC	9,500,000	2.03	—		92,232
Hamilton Multi-Strategy Master Fund, LP(12)	11,120,000	2.38	—		107,960
HFR TQA Master Trust	864,000	*	—		8,388
Highbridge International LLC	10,000,000	2.14	—		97,087
HSBC Trustee, Zola Management Trust	500,000	*	—		4,854
IL Annuity and Insurance Co.	23,000,000	4.92	—		223,300
Independence Blue Cross	314,000	*	—		3,048
Innovest Finanzdienstle	1,750,000	*	—		16,990
Jefferies & Co. Inc.(13)	125,000	*	—		1,213
JMG Triton Offshore Fund, Ltd.	5,000,000	1.07	—		48,543
J.P. Morgan Securities Inc.(14)	46,725,000	9.99	—		453,639
KBC Financial Products (Cayman Islands) Ltd.	20,000,000	4.28	—		194,174
KBC Financial Products USA Inc.	3,880,000	*	—		37,699
Lakeshore International, Limited	5,600,000	*	—		54,368
Laurel Ridge Capital, LP	2,500,000	*	—		24,271
LDG Limited	1,142,000	*	—		11,087
Lehman Brothers Inc.	6,450,000	1.38	—		62,621
Lexington Vantage Fund	182,000	*	—		1,766
Lyxor/Gaia II Fund Ltd.	3,400,000	*	—		33,009
Lyxor/Zola Fund Ltd.	2,000,000	*	—		19,417
Man Convertible Bond Master Fund, Ltd.	7,977,000	1.71	—		77,446

(footnotes continued on next page)

36

Name	Aggregate Principal Amount of Notes at Maturity that may be sold	Percentage of Notes Outstanding	Common Stock Owned Prior to Conversion	Common Stock Registered Hereby(1)
ManMAC2 Limited	$ 5,880,000	1.26	—	57,087
McMahan Securities Co. L.P.	3,075,000	*	—	29,854
Meadow IAM Limited	640,000	*	—	6,213
Nicholas Applegate Capital Management Investment Grade Convertible	20,000	*	—	194
Nomura Securities International, Inc.	47,500,000	10.16	152,549	461,163
Norwich Union Life & Pensions	1,200,000	*	—	11,650
Ohio Bureau of Workers Compensation	110,000	*	—	1,067
Onyx Fund Holdings, LDC	3,000,000	*	—	29,126
Oppenheimer Convertible Securities Fund(15)	5,000,000	1.07	—	48,543
OZ Convertible Master Fund, Ltd.	629,000	*	—	6,106
OZ MAC 13 Ltd.	194,000	*	—	1,883
OZ Master Fund, Ltd.	7,007,000	1.50	—	68,028
Peoples Benefit Life Insurance Company Teamsters	8,000,000	1.71	—	77,669
Policeman and Fireman Retirement System of the City of Detroit	330,000	*	—	3,203
Polygon Global Opportunities Master Fund	2,500,000	*	—	24,271
RBC Alternative Assets LP	100,000	*	—	970
Retail Clerks Pension Trust	1,000,000	*	—	9,708
Retail Clerks Pension Trust 2	1,000,000	*	—	9,708
Sage Capital	1,900,000	*	—	18,446
Salomon Brothers Asset Management, Inc.(16)	1,250,000	*	—	12,135
Silverback Master, Ltd.	14,275,000	3.05	—	138,591
Sphinx Fund	284,000	*	—	2,757
St. Albans Partners Ltd.	5,000,000	*	—	48,543
St. Thomas Trading, Ltd.	14,023,000	3.00	—	136,145
State of Mississippi Health Care Trust Fund	825,000	*	—	8,009
Sunrise Partners Limited Partnership	4,423,000	*	—	42,941
Teachers Insurance and Annuity Association of America(17)	25,000,000	5.35	—	242,717
Thrivent Financial for Lutherans	6,000,000	1.28	4,700	58,252
Topanga XI	2,900,000	*	—	28,155
TQA Master Fund, Ltd.	10,702,000	2.29	—	103,902
TQA Master Plus Fund, Ltd.	8,530,000	1.82	—	82,815
UBS AG London f/b/o HFS	10,000,000	2.14	—	97,087
Wachovia Capital Markets LLC	15,000,000	3.21	—	145,630
Wachovia Securities International LTD.	6,000,000	1.28	—	58,252
Waterstone Market Neutral Fund, LP(18)	878,000	*	—	8,524
Waterstone Market Neutral Offshore Fund, Ltd.(19)	6,122,000	1.31	—	59,436
White River Securities L.L.C.	7,750,000	1.66	—	75,242
XAVEX Convertible Arbitrage 7 Fund	971,000	*	—	9,427
Yield Strategies Fund I, L.P.	2,000,000	*	—	19,417
Yield Strategies Fund II, L.P.	1,000,000	*	—	9,708
Zola Partners, LP	1,500,000	*	—	14,563
Zurich Institutional Benchmarks Master Fund Ltd.	1,325,000	*	—	12,864

* Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 9.7087 shares of common stock per $1,000 initial principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under “Description of the Notes— Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	This selling securityholder was previously listed as holding 7,500,000 of notes. This information supercedes all prior information regarding Akanthos Arbitrage Master Fund, L.P.
(3)	Allstate Insurance Company directly owns 139,800 shares of our common stock and is the beneficial owner of an additional 75,800 shares of our common stock through its affiliates Allstate New Jersey Insurance Company (10,500 shares), Agents Pension Plan (15,800 shares) and Allstate Retirement Plan (49,500 shares). Additionally, Allstate Insurance Company, through its affiliate Allstate Life Insurance Company, is the beneficial owner of $4,000,000 aggregate principal amount of our Zero Coupon Zero Interest Convertible Notes due 2032. As described in footnote 4 below, Allstate Insurance Company, through its affiliate Allstate Life Insurance Company, is also the beneficial owner of $2,000,000 aggregate principal amount of the notes being registered pursuant to the registration statement of which this prospectus is a part. The 2032 Notes are convertible into 36,360 shares of our common stock and the notes registered hereby are convertible into 19,417 shares of our common stock.
(4)	Allstate Life Insurance Company is the beneficial owner of 215,600 shares of our common stock. These shares are beneficially owned through its affiliates Allstate Insurance Company (139,800 shares), Allstate New Jersey Insurance Company (10,500), Agents Pension Plan (15,800 shares) and Allstate Retirement Plan (49,500 shares). Allstate Life Insurance Company directly owns $4,000,000 aggregate principal amount of our 2032 Notes. As described in footnote 3 above, Allstate Life Insurance Company, through its affiliate Allstate Insurance Company, is also the beneficial owner of $1,000,000 aggregate principal amount of notes being registered pursuant to the registration statement of which this prospectus is a part. The 2032 Notes are convertible into 36,360 shares of our common stock and the notes registered hereby are convertible into 9,709 shares of our common stock. (5) This selling securityholder was previously listed as holding $7,750,000 of the notes. As of February 14, 2004, Bear, Stearns & Co. Inc.’s proprietary account held a short position of 143,553 shares of Omnicom Group Inc.’s common stock. This information supercedes all prior information regarding Bear, Stearns & Co. Inc.
(6)	This selling securityholder was previously listed as holding 12,500,000 of notes. This information supercedes all prior information regarding Canadian Imperial Holdings Inc.

(footnotes continued on next page)

37

(footnotes continued from previous page)

(7)	Citigroup Global Markets Inc. was one of the initial purchasers of the notes. Additionally, Citigroup Global Markets Inc. owns $50,712,000 aggregate principal amount of Omnicom Group Inc.’s Liquid Yield Option NotesTM due 2031. The 2031 Notes are convertible into 460,972 shares of Omnicom Group Inc.’s common stock.
(8)	This selling securityholder was previously listed as holding 6,845,000 of notes. This information supercedes all prior information regarding Clinton Riverside Convertible Portfolio Limited.
(9)	Credit Suisse First Boston Europe Limited was previously listed as holding $4,000,000 of the notes. This information supercedes all prior information regarding Credit Suisse First Boston Europe Limited.
(10)	This selling securityholder was previously listed as holding $4,750,000 of the notes. This information supercedes all prior information regarding Credit Suisse First Boston LLC.
(11)	Goldman Sachs & Co. was one of the initial purchasers of the notes, and was previously listed as holding $1,276,000 of the notes. This information supercedes all prior information regarding Goldman Sachs & Co. Additionally, Goldman Sachs & Co. owns $1,199,000 aggregate principal amount of Omnicom Group Inc.’s Liquid Yield OptionTM Notes due 2031 and $11,560,000 aggregate principal amount of Omnicom Group Inc.’s Zero Coupon Zero Yield Convertible Notes due 2032. The 2031 Notes are convertible into 10,898 shares of Omnicom Group Inc.’s common stock and the 2032 Notes are convertible into 105,080 shares of Omnicom Group Inc.’s common stock.
(12)	This selling securityholder was previously listed as holding $9,500,000 of the notes. This information supercedes all prior information regarding Hamilton Multi-Strategy Master Fund, LP.
(13)	This selling securityholder was previously listed as holding $400,000 of the notes. This information supercedes all prior information regarding Jefferies & Co. Inc.
(14)	This selling securityholder was previously listed as holding $43,725,000 of the notes. This information supercedes all prior information regarding J.P. Morgan Securities Inc. J.P. Morgan Securities Inc.was one of the initial purchasers of the notes and its affiliate, JPMorgan Chase bank, acts as trustee under the Indenture dated as of June 10, 2003, as amended by the First, Second, Third and Fourth Supplemental Indentures dated as of November 5, 2003, November 4, 2004, November 10, 2004 and June 30, 2006, respectively.
(15)	This selling securityholder was previously listed as holding $4,000,000 of the notes. This information supercedes all prior information regarding Oppenheimer Convertible Securities Fund.
(16)	Salomon Brothers Asset Management, Inc., or SBAM, is an affiliate of Citigroup Global Markets Inc., one of the initial purchasers of the notes. SBAM was previously listed as holding $6,125,000 of the notes. SBAM acts as a discretionary investment advisor for General Motors Investment Corp., on whose behalf SBAM holds $1,000,000 aggregate principal amount of the notes and Smith Barney Convertible Fund, on whose behalf SBAM holds $250,000 aggregate principal amount of the notes. Accordingly, SBAM may be deemed to be the beneficial owner of all $1,250,000 aggregate principal amount of the notes.
(17)	This selling securityholder was previously listed as holding $15,000,000 of the notes. This information supersedes all prior information regarding Teachers Insurance and Annuity Association of America.
(18)	This selling securityholder was previously listed as holding $406,000 of the notes. This information supercedes all prior information regarding Waterstone Market Neutral Fund, LP.
(19)	This selling securityholder was previously listed as holding $1,623,000 of the notes. This information supercedes all prior information regarding Waterstone Market Neutral Offshore Fund, Ltd.

        The preceding table has been prepared based upon information furnished to the issuers by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom the issuers believe they have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

PLAN OF DISTRIBUTION

        The notes and the common stock of Omnicom Group Inc. issuable on conversion of the notes are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. Omnicom Group Inc. have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock covered by this prospectus.

        The issuers will not receive any of the proceeds from the sale of notes or the common stock of Omnicom Group Inc. by the selling securityholders. The issuers have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and common stock of Omnicom Group Inc. beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the notes or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the notes and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offering will be the purchase price of such notes or common stock less discounts and commissions, if any.

38

        The notes and common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

        In connection with their purchase of notes from the initial purchasers in the private placements, the selling securityholders were required to represent that they were purchasing the notes in the ordinary course of business and that they had no plans, arrangements or understandings, with any underwriter, broke-dealer, agent or any other person regarding the resale of the notes or the underlying common stock. Selling securityholders may sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, the issuers cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        Omnicom Group Inc.’s outstanding common stock is listed for trading on the New York Stock Exchange.

        The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the common stock may be deemed to be “underwriters”within the meaning of the Securities Act, in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the notes or the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        In addition, in connection with any resales of the notes, any broker-dealer who acquired the notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. Broker-dealers may fulfill their prospectus delivery requirements with respect to the notes other than a resale of an unsold allotment from the original sale of the outstanding notes with this prospectus.

        The notes were initially issued and sold by Omnicom Group Inc. on June 10, 2003 and June 20, 2003 in transactions exempt from the registration requirements of the federal securities laws. Omnicom Group Inc. has agreed to indemnify the initial purchasers and each selling securityholder, including each person, if any, who controls any of them within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each selling securityholder had agreed severally and not jointly, to indemnify Omnicom Group Inc., the initial purchasers and each other selling shareholder, including each person, if any, who controls Omnicom Group Inc. or any of them within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against certain liabilities arising under the Securities Act.

        The selling securityholders and any other persons participating in the distribution will be subject to the provisions of the federal securities laws, including Regulation M, which may limit the timing of purchases and sales of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

39

        Omnicom Group Inc. agreed to use its reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	the sale pursuant to the registration statement of all the securities registered thereunder; and
•	the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, which will be on June 10, 2005, in the case of the notes sold on June 10, 2003, and June 20, 2005 in the case of the notes sold on June 20, 2003.

        This obligation is subject to a number of exceptions and qualifications. In some circumstances, Omnicom Group Inc. has the right to suspend use of this prospectus and offers and sales of notes and common stock pursuant to the registration statement to which this prospectus relates.

LEGAL MATTERS

        The validity of the notes and the shares of common stock of Omnicom Group Inc. issuable on conversion or redemption of the notes has been passed upon for the issuers by Jones Day, New York, New York. Jones Day will rely upon the opinion of Gilbride, Tusa, Last & Spellane LLC, Greenwich, Connecticut, regarding certain matters under Connecticut law.

EXPERTS

        The consolidated financial statements and schedules of Omnicom Group Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in this registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Omnicom Group Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Omnicom Group Inc. files at the SEC’s public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http: //www.sec.gov. Reports, proxy statements and other information filed by Omnicom Group Inc. may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        Omnicom Group Inc. is incorporating by reference into this prospectus certain information it files with the SEC, which means that Omnicom Group Inc. is disclosing important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that Omnicom Group Inc. files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in or incorporated by reference into this prospectus. Omnicom Group Inc. incorporates by reference into this prospectus the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2005 (SEC File No. 001-10551);
•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 (SEC File No. 001-10551);
•	Current Report on Form 8-K dated March 29, 2006, June 29, 2006 and July 7, 2006 (SEC File No. 1-10551); and
•	The description of its common stock contained in the Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (SEC File No. 001-10551), including any subsequently filed amendments and reports updating such description.

40

        All future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until completion of the resale of all of the notes by the selling securityholders under this prospectus are also incorporated by reference.

        You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, including a schedule of projected payments for U.S. federal income tax purposes, this prospectus, at no cost, by writing or telephoning Omnicom Group Inc. at the following address:

Michael J. O’Brien
Secretary and General Counsel
Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022
(212) 415-3600

        Omnicom Group Inc.’s website is located at http: //www.omnicomgroup.com. However, the information on the website is not part of this prospectus.

41

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the registrants, are as follows:

SEC Registration Fee	$ 48,557
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	7,500
Miscellaneous Expenses	50,000

Total	$121,057

Item 15. Indemnification of Directors and Officers.

Omnicom Group Inc.

        Omnicom Group Inc.’s certificate of incorporation contains a provision limiting the liability of directors to acts or omissions determined by a judgment or other final adjudication to have been in bad faith, involving intentional misconduct or a knowing violation of the law, resulting in personal gain to which the director was not legally entitled or where such director’s acts violated section 719 of the New York Business Corporation Law (approval of statutorily prohibited dividends, share repurchases or redemptions, distributions of assets on dissolution or loans to directors). Omnicom Group Inc.’s by-laws provide that an officer or director will be indemnified against any costs or liabilities, including attorney’s fees and amounts paid in settlement with the consent in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law.

        Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director, made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise, that any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, in addition, had no reasonable cause to believe that his conduct was unlawful.

        Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed of, or (2) any claim, issue or matter for which the person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for that portion of the settlement and expenses as the court deems proper.

II-1

        Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

        Omnicom Group Inc. has entered into agreements with its directors to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. Omnicom Group Inc. also maintains and pay premiums for directors’ and officers’liability insurance policies.

Omnicom Capital Inc.

        Sections 33-770 through 33-776 of the Business Corporation Act of the State of Connecticut provide that a corporation may indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him or her, including attorneys’ fees, for actions brought or threatened to be brought against him or her in his or her capacity as a director or officer, other than actions brought by or in the right of the corporation, when it is determined by certain disinterested parties that he or she acted in good faith in a manner he or she reasonably believed to be in the corporation’s best interest (or in the case of conduct not in his or her official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his or her conduct was unlawful. A director or officer must be indemnified when he or she is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he or she is fairly and reasonably entitled to be indemnified. In connection with shareholder derivative suits, a director or officer may not be indemnified unless he or she is finally adjudged (a) to have met the relevant standard of conduct described above and(b) not to have received a financial benefit to which he or she was not entitled, whether or not he or she was acting in his or her official capacity.

        Omnicom Capital maintains and pays premiums for its directors’ and officers’ liability insurance policies.

Omnicom Finance Inc.

        Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting (and, in some situations, requiring) Delaware corporations such as Omnicom Finance to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with, among other things, their service to the corporation in those capacities. Our certificate of incorporation contains provisions requiring Omnicom Finance to indemnify and hold harmless our directors, officers and employees to the fullest extent permitted or required by law. Among other things, these provisions provide that Omnicom Finance is required to indemnify any person who is or was a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the indemnitee is or was acting in an official capacity as our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan) against all expenses, liabilities and losses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may be amended (but, in the case of any amendment, only to the extent that the amendment permits us to provide broader indemnification rights than law permitted Omnicom Finance to provide prior to the amendment). These provisions also provide for the advance payment of fees and expenses incurred by the indemnitee in defense of any such proceeding, subject to reimbursement by the indemnitee if it is ultimately determined that the indemnitee is not entitled to be indemnified by Omnicom Finance.

        Omnicom Finance maintains and pays premiums for directors’ and officers’ liability insurance policies.

II-2

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number		Description of Exhibit
3.1†	—	Restated Certificate of Incorporation of Omnicom Group Inc. (Exhibit 3.1 to Omnicom Group Inc.’s Quarterly Report on Form 10-Q for the quarter ended 6-30-2003 and incorporated herein by reference).
3.2†	—	By-laws of Omnicom Group Inc. (Exhibit 3.2 to Omnicom Group Inc.’s Quarterly Report on Form 10-Q for the quarter ended 6-30-2003 and incorporated herein by reference).
3.3†	—	Certificate of Incorporation of Omnicom Capital Inc. (Exhibit 3.1 to Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-108611) and incorporated herein by reference).
3.4†	—	By-laws of Omnicom Capital Inc. (Exhibit 3.2 to Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-108611) and incorporated herein by reference).
3.5†	—	Certificate of Incorporation of Omnicom Finance Inc. (Exhibit 3.3 to Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-108611) and incorporated herein by reference).
3.6†	—	By-laws of Omnicom Finance Inc. (Exhibit 3.4 to Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-108611) and incorporated herein by reference)
4.1†	—	Indenture, dated as of June 10, 2003, between Omnicom Group Inc. and JP Morgan Chase Bank, N.A.
4.2†	—	Registration Rights Agreement, dated June 10, 2003, by and between Omnicom Group Inc. and J.P. Morgan Securities Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc., ABN AMRO Rothschild LLC, HSBC Securities (USA) Inc., SG Cowen Securities Inc. and Barclays Capital Inc. (Exhibit 4.3 to Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-108611) and incorporated herein by reference).
4.3†	—	First Supplemental Indenture, dated November 5, 2003, by and between Omnicom Group Inc., Omnicom Capital Inc., and Omnicom Finance Inc. and JP Morgan Chase Bank N.A. (Exhibit 4.4 to Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-108611) and incorporated herein by reference).
4.4†	—	Second Supplemental Indenture, dated November 4, 2004, by and between Omnicom Group Inc., Omnicom Capital Inc., and Omnicom Finance Inc. and JP Morgan Chase Bank N.A. (Exhibit 4.1 to Omnicom Group Inc.’s Quarterly Report on Form 10-Q for the quarter ended 9-30-04 and incorporated herein by reference).
4.5†	—	Third Supplemental Indenture, dated November 10, 2004, by and between Omnicom Group Inc., Omnicom Capital Inc., and Omnicom Finance Inc. and JP Morgan Chase Bank N.A. (Exhibit 4.3 to Omnicom Goup Inc.’s Quarterly Report on Form 10-Q for the quarter ended 9-30-04 and incorporated herein by reference).
4.6†	—	Fourth Supplemental Indenture, dated as of June 30, 2006, between Omnicom Group Inc., Omnicom Capital Inc., Omnicom Finance Inc. and JP Morgan Chase Bank N.A. (Exhibit 4.1 to Omnicom Group Inc.’s Report on Form 8-K, dated July 7, 2006, and incorporated herein by reference).
4.7†	—	Form of the Zero Coupon Zero Yield Convertible Note due 2038 (included in Exhibit 4.6 above).
5.1	—	Opinion of Jones Day as to certain legal matters.
5.2	—	Opinion of Gilbride, Tusa, Last & Spellane LLC as to certain legal matters.
8.1	—	Opinion of Jones Day as to certain U.S. federal income tax considerations.
12.1	—	Computation of Ratio of Earnings to Fixed Charges.
23.1	—	Consent of KPMG.
23.2	—	Consent of Jones Day (included in Exhibit 5.1).
23.3	—	Consent of Gilbride, Tusa, Last & Spellane LLC (included in Exhibit 5.2).
25.1	—	Form of T-l Statement of Eligibility of the Trustee under the Indenture.

† Previously filed

II-3

Item 17. Undertakings.

        The undersigned registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set for the in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

        Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrants pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuers and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of

II-4

sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date

        (5) The registrants further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Omnicom Group Inc.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be initial bona fide offering thereof.

        (6) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, or persons controlling the registrants, pursuant to the provisions described under Item 15 above or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on August 9, 2006.

OMNICOM GROUP INC.,
as Registrant

By:	/s/ Randall J. Weisenburger Randall J. Weisenburger Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

Signature and Title		Date
/s/ Bruce Crawford Bruce Crawford	Chairman and Director	August 9, 2006

/s/ John D. Wren John D. Wren	President, Chief Executive Officer and Director (Principal Chief Executive Officer)	August 9, 2006

/s/ Randall J. Weisenburger Randall J. Weisenburger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 9, 2006

/s/ Philip J. Angelastro Philip J. Angelastro	Senior Vice President Finance and Controller (Principal Accounting Officer)	August 9, 2006

/s/ Robert Charles Clark Robert Charles Clark	Director	August 9, 2006

/s/ Leonard S. Coleman, Jr. Leonard S. Coleman, Jr.	Director	August 9, 2006

/s/ Errol M. Cook Errol M. Cook	Director	August 9, 2006

/s/ Susan S. Denison Susan S. Denison	Director	August 9, 2006

/s/ Michael A. Henning Michael A. Henning	Director	August 9, 2006

John R. Murphy	Director

/s/ John R. Purcell John R. Purcell	Director	August 9, 2006

/s/ Linda Johnson Rice Linda Johnson Rice	Director	August 9, 2006

/s/ Gary L. Roubos Gary L. Roubos	Director	August 9, 2006

II-6

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on August 9, 2006.

OMNICOM CAPITAL INC.,
as Registrant

By:	/s/ Dennis E. Hewitt Dennis E. Hewitt Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

Signature and Title		Date
/s/ Dennis E. Hewitt Dennis E. Hewitt	President and Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2006

/s/ Eric Huttner Eric Huttner	President and Director (Principal Financial Officer)	August 9, 2006

/s/ Maeve C. Robinson Maeve C. Robinson	Treasurer and Director (Principal Accounting Officer)	August 9, 2006

/s/ Randall J. Weisenburger Randall J. Weisenburger	Director	August 9, 2006

/s/ Wilbank Lee Wilbank Lee	Director	August 9, 2006

/s/ Michael J. O’Brien. Michael J. O’Brien.	Director	August 9, 2006

II-7

        SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on August 9, 2006.

OMNICOM FINANCE INC.,
as Registrant

By:	/s/ Dennis E. Hewitt Dennis E. Hewitt Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

Signature and Title		Date
/s/ Randall J. Weisenburger Randall J. Weisenburger	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer)	August 9, 2006

/s/ Dennis E. Hewitt Dennis E. Hewitt	Treasurer (Principal Financial Officer)	August 9, 2006

/s/ Philip J. Angelastro Philip J. Angelastro	Controller and Director (Principal Accounting Officer)	August 9, 2006

/s/ Maeve C. Robinson Maeve C. Robinson	Director	August 9, 2006

II-8

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
5.1	—	Opinion of Jones Day as to certain legal matters.
5.2	—	Opinion of Gilbride, Tusa, Last & Spellane LLC as to certain legal matters.
8.1	—	Opinion of Jones Day as to certain U.S. federal income tax considerations.
12.1	—	Computation of Ratio of Earnings to Fixed Charges.
23.1	—	Consent of KPMG.
23.2	—	Consent of Jones Day (included in Exhibit 5.1).
23.3	—	Consent of Gilbride, Tusa, Last & Spellane LLC (included in Exhibit 5.2).
25.1	—	Form of T-l Statement of Eligibility of the Trustee under the Indenture.